Exhibit 1

SUPPLEMENT

TO THE

MANAGEMENT INFORMATION CIRCULAR
FOR THE SPECIAL MEETING
OF HOLDERS OF COMMON SHARES
AND OPTIONS TO PURCHASE COMMON SHARES OF

FORDING INC.

IN CONNECTION WITH THE ENHANCED ARRANGEMENT
AND THE CREATION OF THE
FORDING COAL PARTNERSHIP

TO BE HELD ON

DECEMBER 20, 2002

DECEMBER 8 , 2002

INTRODUCTION AND SUMMARY
GLOSSARY OF TERMS
THE ENHANCED ARRANGEMENT
Background
Structure
Effect on Shareholders
Recommendation of the Board of Directors
Reasons for Recommendation
Solicitation of Proxies and Voting at the Meeting
Distribution Policies
PRO FORMA FINANCIAL INFORMATION AND SENSITIVITY ANALYSIS FOR THE FORDING INCOME TRUST
Factors Influencing Distributable Cash of the Fund
Synergies
Production/Sales
GOVERNANCE OF THE FUND AND NEW FORDING
Governance of the Fund
Governance of New Fording
PROCEDURES FOR THE ENHANCED ARRANGEMENT BECOMING EFFECTIVE
Election Procedure
Steps of Enhanced Arrangement
Adjustments to Cash Option and Unit Option Elections
Conditions to the Enhanced Arrangement
FORDING COAL PARTNERSHIP
General
Partnership Management Committee
Special Majority Matters
Supermajority Matters
Partnership Units
Distributions
Exchange Agreement
NEW FORDING CREDIT FACILITIES
OTHER INFORMATION REGARDING THE ENHANCED ARRANGEMENT
Treatment of Optionholders
Treatment of Small Non-Board Lot Holders
INFORMATION REGARDING THE TECK CONTRIBUTED ASSETS
COMBINATION AGREEMENT
Combination Agreement
Related Agreements
Covenants of Fording, Teck and Westshore
Conditions Precedent
Termination
Break Fee
Westshore Terminal Agreement
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
Shareholders Resident in Canada
Shareholders Not Resident in Canada
Tax Considerations of Holding Units
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The Enhanced Arrangement
Ownership and Disposition of Units
Foreign Tax Considerations
NEW RISK FACTORS
AUDITORS, TRANSFER AGENT AND REGISTRAR
EXPENSES OF THE ARRANGEMENT
LEGAL MATTERS
INFORMATION AGENT
OTHER BUSINESS
APPROVAL OF DIRECTORS
Supplement to Management Information Circular
Appendicies to Supplement
Shareholder Letter

i

FORDING INC.

Supplement to Information Circular for the

Special Meeting of Securityholders to be held on December 20, 2002

Introduction

      The information contained in this Supplement is supplemental to the information contained in the Notice of Special Meeting, Notice of Petition and Information Circular of Fording Inc. dated November 20, 2002, (the “Information Circular”) and forms part of the Information Circular. For the purposes hereof, unless otherwise defined or unless the subject matter or context otherwise requires, capitalized terms shall have the meaning ascribed to such terms in the Information Circular. See the “Glossary of Terms” at pages 18 to 22 of the Information Circular. Other capitalized terms have the respective meaning ascribed to them in the Glossary of Terms set forth below. The Information Circular (as well as Fording’s continuous public disclosure) may be accessed at www.sedar.com. Portions of this Supplement expand upon or supersede information disclosed in the Information Circular. Securityholders should carefully review this Supplement. To the extent that there is any inconsistency between this Supplement and the Information Circular, this Supplement shall prevail.

      Teck Cominco Limited and Westshore Terminals Income Fund have each provided information contained in this Supplement concerning their respective businesses. Each of them have represented the accuracy of their information to Fording; however, Fording assumes no responsibility for the accuracy or completeness of such information, nor for any omission on the part of Teck Cominco Limited or Westshore Terminals Income Fund to disclose facts or events which may affect the accuracy of any such information.

      This Supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Supplement nor any distribution of the securities referred to in this Supplement will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Supplement.

FORWARD LOOKING STATEMENTS

      This Supplement contains certain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 relating but not limited to the expectations, intentions, plans and beliefs of Fording or Teck. Forward-looking information can often be identified by forward-looking words such as “anticipate”, “believe”, “expect”, “goal”, “plan”, “intend”, “estimate”, “may” and “will” or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions or statements about future events or performance. Securityholders should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the “Risk Factors” section of the Information Circular that could cause actual results to differ materially from those suggested by the forward-looking statements.

      Securityholders are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur. These factors include, but are not limited to, changes in commodity prices; currency and interest rate fluctuations; changes in steel-making methods and other technological changes; the strength of various economies; changes in the manner in which production, transportation or use of the Corporation’s products are regulated; the availability and comparative price of energy commodities; the effects of competition and pricing pressures; the oversupply of, or lack of demand for, the Corporation’s products; changes in the manner in which the power industry is regulated; various events which could disrupt operations, including labour stoppages and severe weather conditions; and the Corporation’s ability to anticipate and manage the foregoing factors and risks.

      Fording cautions that the list of factors set forth above is not exhaustive. Fording undertakes no obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

      Statements relating to the magnitude or quality of Fording’s or Teck’s mineral deposits are forward-looking statements. The reliability of such information is affected by, among other things, uncertainties involving geology of mineral deposits; uncertainty of estimates of their size or composition; uncertainty of projections relating to costs of production; the possibility of delays in mining activities; changes in plans with respect to exploration, development projects or capital expenditures; and various other risks including those relating to health, safety and environmental matters.

SUPPLEMENTAL EARNINGS MEASURE

      Net earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a metric used by many investors to compare companies on the basis of ability to generate cash from operations. It is not intended to be representative of cash flow or results of operations determined in accordance with generally accepted accounting principles or cash available for distribution. EBITDA may not be comparable to similarly titled amounts reported by other issuers. EBITDA, as used in this Supplement, can be determined from Fording’s and Teck’s financial statements attached to or incorporated by reference into this Supplement.

      Distributable Cash, Available Cash and Partnership distributable cash are not intended to be representative of cash flow or results of operations determined in accordance with generally accepted accounting principles and do not have a standardized meaning prescribed by generally accepted accounting principles. Distributable Cash, Available Cash and Partnership distributable cash are unlikely to be comparable to similar measures presented by other issuers.

INFORMATION FOR UNITED STATES SECURITYHOLDERS

      The issuance of Units and other securities to Shareholders and any issuance of Exchange Options to Optionholders pursuant to the Enhanced Arrangement have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), in reliance on an exemption from the registration requirements of the 1933 Act. The solicitation of proxies made in connection with this Supplement and the Information Circular is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “1934 Act”). Accordingly, this Supplement has been prepared in accordance with disclosure requirements applicable in Canada. Securityholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the 1933 Act and to proxy statements under the 1934 Act. The financial statements of the Corporation and the Elkview Mine included or incorporated by reference in this Supplement have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus are not comparable in all respects to financial statements of United States companies. However, the Corporation has provided supplementary data in accordance with United States generally accepted accounting principles, as set forth in the notes to the Corporation’s audited consolidated financial statements incorporated by reference in this Information Circular. Likewise, unless expressly noted, information concerning the operations of the Corporation and the Teck Contributed Assets contained or incorporated herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

      The enforcement by Securityholders of civil liabilities under the United States securities laws may be affected adversely by the fact that the Corporation, the Fund and the Fording Coal Partnership are or will be organized or settled, as applicable, under the laws of a jurisdiction other than the United States, that most of their respective officers, directors and trustees are residents of countries other than the United States, that certain of the experts named in this Supplement are residents of countries other than the United States, and that a majority of the assets of the Corporation, the Fund and such persons are located outside of the United States.

      Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved any of the securities to be issued pursuant to the Enhanced Arrangement or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offence.

CURRENCY EXCHANGE RATES

      Except where otherwise indicated, all dollar amounts set forth in this Supplement are expressed in Canadian dollars and “$” and “Cdn$” mean Canadian dollars. The following table sets forth (i) the noon rates of exchange for the Canadian dollar, expressed in Canadian dollars per U.S. dollar, in effect at the end of the periods indicated, (ii) the average noon exchange rates for such periods and (iii) the high and low exchange rates during such periods, based on the rates quoted by the Bank of Canada.

	January 1, 2002	Year Ended December 31
	through
Canadian Dollar per U.S. Dollar	December 6, 2002	2001	2000	1999

Noon rate at end of period	$1.5657	$1.5926	$1.5002	$1.4433
Average noon rate for period	1.5711	1.5484	1.4852	1.4858
High for period	1.6184	1.6052	1.5632	1.5475
Low for period	1.5028	1.4905	1.4318	1.4420

      On December 6, 2002, the rate of exchange based on the noon rate as quoted by the Bank of Canada was $1.5657.

v

INTRODUCTION AND SUMMARY

      The following summarizes certain information contained elsewhere in this Supplement, including the Appendices hereto, and is qualified in its entirety by reference to the more detailed information contained or referred to herein. Terms with initial capital letters used in this summary are defined in the “Glossary of Terms” which forms part of this Supplement or in the “Glossary of Terms” which forms part of the Information Circular.

Purpose of the Supplement

      On December 4, 2002, Fording, Teck and Westshore entered into the Combination Agreement providing for the Enhanced Arrangement which is in some respects different than and amends the Arrangement described in the Information Circular. This Supplement has been prepared in order to describe those differences. The Enhanced Arrangement will be considered at the Meeting to be held as originally scheduled on December 20, 2002.

Overview of the Enhanced Arrangement

      The Enhanced Arrangement contemplates that Fording will proceed with a conversion of its capital into an income trust as described in the Information Circular. However, the Enhanced Arrangement also provides for the creation of the Fording Coal Partnership, the contribution of the Fording Contributed Assets and the Teck Contributed Assets to the Fording Coal Partnership, and the subscriptions of each of Teck and Westshore for Units. See “Enhanced Arrangement — Combination Agreement”.

Fording Coal Partnership

      The completion of the Enhanced Arrangement will result in the creation of the Fording Coal Partnership. The Fording Coal Partnership will own the assets of and will continue to carry on the business currently carried on by Fording, other than the Industrial Minerals Operations, and will also own and operate the Teck Contributed Assets.

      It is expected to be the world’s second largest producer of metallurgical coal with annual production capacity in excess of 22 million tonnes.

Teck and Westshore

      Teck is a diversified mining company headquartered in Vancouver, British Columbia with assets of approximately $5 billion. Teck’s shares are listed on the TSX.

      Westshore was created in 1996 and owns Westshore Terminals Ltd., which operates a coal export facility and dry bulk terminal at Port Roberts, British Columbia. Westshore’s units are listed on the TSX.

Effects of the Enhanced Arrangement

     Consideration Available to Shareholders

      The Enhanced Arrangement provides Shareholders with the option to receive in exchange for their Common Shares:

(a)	Units on the basis of one Unit per Common Share to a maximum of approximately 27.6 million Units, subject to pro-ration;

(b)	$34.00 in cash per Common Share to a maximum of $795 million, subject to pro-ration; or

(c)	a combination of cash and Units.

      If all Shareholders elect to receive cash, or if all Shareholders elect to receive Units, then all Shareholders will receive approximately $15.60 in cash and 0.541 of a Unit per Common Share. The Cash Option will be funded through funds provided by Teck ($370 million) in connection with its subscription for Units and Class B Exchangeable Units and Westshore ($170 million) in connection with its subscription for Units, and the borrowing by New Fording of $255 million. The Cash Option and the Unit Option are subject to pro-ration.

      The Cash Option supercedes the $3.00 cash payment available under the Arrangement and described in the Information Circular.

     Election Procedure

      Each Participating Shareholder shall have the opportunity to elect either the Cash Option, the Unit Option, or a combination thereof, by signing, dating and mailing the enclosed Election Form indicating such holder’s election.

      Beneficial Shareholders will receive an election form in the form determined by their intermediary and must use that form. Beneficial Shareholders should return their election form as directed by their intermediary or broker.

      Registered holders must return the BLUE election form by hand or courier to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Corporate Actions Department), by mail to Computershare Trust Company of Canada, P.O. Box 7021 31 Adelaide St. Toronto, ON M5C 3H2 Attention: Corporate Actions Department or by facsimile transmission to (416) 981-9663 by 1 p.m. (Eastern Standard Time) on December 24, 2002 or such later date or time if the Board of Directors determines and announce such later date or time. Any holder who does not deposit a duly completed election form prior to the deadline or otherwise does not fully comply with the requirements of the election form, will be deemed to have elected the Unit Option in respect of its Common Shares. Additional forms may be obtained from Computershare or Georgeson Shareholder. Your proxy must be returned at an earlier time. See “The Meeting”.

     Distributions

      The distribution policies of the Fund and New Fording will not be affected by the changes to the Arrangement contemplated by the Enhanced Arrangement.

      Based on estimated Available Cash of approximately $1.10 per Unit (before the allocation to the cash reserve) the estimated cash distribution for the quarter ending March 31, 2003, will be approximately $1.05 per Unit. The estimate of Available Cash for the first quarter of 2003 is based on a number of assumptions including, but not limited to, coal prices, unit costs, capital expenditures and Fording Coal Partnership metallurgical coal sales volume of 4.6 million tonnes in the quarter. Estimated annual synergies from the Fording Coal Partnership of approximately $50 million are expected to result in approximately $0.20 per Unit in additional quarterly distributions once they are fully realized.

     Optionholders

      The Enhanced Arrangement will result in Optionholders receiving one Exchange Option issued under the Exchange Option Plan to be implemented by the Fund for each Option held.

     Small Non-Board Lot Holders

      The Enhanced Arrangement will result in registered Shareholders holding 20 Common Shares or less receiving an amount in cash equal to the Common Share Trading Price for each such Common Share unless they elect to receive Units. If such holders elect to receive Units, they may be subject to pro-ration. See “Treatment of Small Non-Board Lot Holders”.

     The Fund

      Teck will hold 5 million Units representing approximately 13.3% of the Units of the Fund, and Westshore will hold 5 million Units representing approximately 13.3% of the Units of the Fund. The Shareholders of Fording will hold approximately 27.6 million Units representing approximately 73.4% of the Units of the Fund (on a diluted basis accounting for options).

      Teck will, directly and indirectly, control voting interests of approximately 46% in the Fund through its holding of 37.7% of Fording Coal Partnership together with its 13.3% direct holding in the Fund. Westshore will hold approximately 8% of the voting interests and the Shareholders of Fording will hold approximately 46% of the voting interests in the Fund.

Structure

      The following sets forth the organizational structure of the Fund, New Fording and Fording Coal Partnership, and the interests of the public, Teck and Westshore therein, immediately following the completion of the Enhanced Arrangement.

Notes:

(1)	Assuming approximately 50.9 million Common Shares are outstanding on a fully diluted basis, upon completion of the Enhanced Arrangement, the Participating Shareholders will own approximately 73.4% of the outstanding Units.

(2)	New Fording will be the continuing corporation resulting from the amalgamations of Fording, FCL and Subco.

(3)	New Fording will hold 62.3% and Teck will hold 37.7% of the Fording Coal Partnership Units.

(4)	New Fording will hold a single voting share in Minera NYCO S.A. de C.V. in order to comply with Mexican corporate law which requires that corporations such as Minera NYCO S.A. de C.V. have at least two shareholders.

Recommendations of the Board of Directors and Reasons for the Enhanced Arrangement

      The Board of Directors has determined that the Enhanced Arrangement is in the best interests of the Corporation and its Securityholders and is fair to the Securityholders and it unanimously recommends that Securityholders vote FOR the Enhanced Arrangement.

      The reasons set out in the Information Circular with respect to the benefits derived from converting Fording into an income trust continue to apply in connection with the Enhanced Arrangement. However, the Board of Directors is of view that the transactions contemplated by the Combination Agreement will provide further value enhancement for Shareholders for the reasons set forth below:

(a)	The addition of the cash flow and long life reserves represented by the Teck Contributed Assets should result in stronger cash flows over a longer period of time. In particular, it is expected that the Fund will generate higher Distributable Cash per Unit as a result of the Enhanced Arrangement.

(b)	The Enhanced Arrangement provides $795 million in cash which is available to Shareholders who elect the Cash Option. Shareholders who elect cash will, subject to pro-ration, receive $34.00 per Common Share, an amount that exceeds the highest historical trading price of the Common Shares.

(c)	The combination of the coal businesses of Teck and Fording will create an entity capable of producing in excess of 22 million tonnes of metallurgical coal per annum. On a combined basis, these businesses currently produce approximately 20 million tonnes of metallurgical coal per annum and generate annual combined revenues of approximately $1.3 billion at the Fording Coal Partnership level.

(d)	The combination of the coal businesses of Teck and Fording, whose metallurgical coal mines are close in proximity to each other, is expected to provide annual synergies in operations, marketing and overhead estimated by Teck and Fording to be approximately $50 million per year when fully realized.

(e)	The opinion of RBC that the consideration under the Enhanced Arrangement is fair from a financial point of view to Shareholders; RBC’s advice that the Enhanced Arrangement is superior from a financial perspective to the Offer made by Sherritt Coal Acquisition Inc. dated October 25, 2002; and RBC’s advice that the Enhanced Arrangement is superior from a financial perspective to the stand alone income trust proposed by Fording.

(f)	The advice of RBC as to discussions it has had with numerous possible strategic partners and purchasers of the Corporation and as to the relative valuations that may be available from strategic purchasers as compared to a conversion into an income trust.

(g)	The Combination Agreement permits the Board of Directors in the exercise of its fiduciary duty to consider Superior Proposals and proceed with a Superior Proposal, subject to the terms and conditions of the Combination Agreement; and the advice of RBC as to the appropriateness of the Break Fee payable in certain circumstances if the Combination Agreement is terminated as a result of a Superior Proposal.

(h)	The legal advice of Osler, Hoskin & Harcourt LLP concerning the legal aspects of the Combination Agreement.

(i)	The proposed governance arrangement which results in a majority of individuals who are not related to any of Teck or Westshore serving as the Trustees and the directors of New Fording, despite the level of Teck and Westshore’s direct and indirect investments, and which results in a majority of individuals who are not related to Teck,Westshore or management serving as the Trustees.

(j)	The stability associated with the long-term port agreement with Westshore to be entered into on completion of the Enhanced Arrangement.

(k)	The Enhanced Arrangement permits the value of the Industrial Minerals Operations, which are to be indirectly wholly-owned by the Fund, to be retained by Unitholders.

(l)	The relative absence of material financing or regulatory uncertainties.

Fairness Opinion

      The Board of Directors asked RBC to address, from a financial point of view, the fairness of the consideration under the Enhanced Arrangement to Shareholders. In connection with this mandate, RBC has prepared the Fairness Opinion which states that, in RBC’s opinion, as at the date of such opinion the consideration under the Enhanced Arrangement is fair from a financial point of view to Shareholders. The Fairness Opinion is subject to the assumptions and limitations contained therein and should be read in its entirety. See “Fairness Opinion”. A copy of the Fairness Opinion appears at Appendix C.

Pro Forma Financial Information and Sensitivity Analysis for the Fording Income Trust

      The unaudited pro forma statements are not necessarily indicative of the results of operations or financial position which would have been achieved had the Enhanced Arrangement occurred on January 1, 2001, and may not be indicative of future operating results or the Fund’s financial condition in future periods.

Fording Income Trust

Unaudited Pro forma Consolidated Financial Information

($ millions except per Unit amounts)

	Nine months
	ended	Year ended
	September 30,	December 31,
	2002	2001

Pro forma Statement of Income
Revenue(1)	$614.9	$852.1
Cost of sales	(445.3)	(624.3)
Selling, general and administrative expenses(2)	(12.5)	(15.1)
Depreciation and depletion	(44.6)	(59.1)
Brooks capital expense	(4.9)	—
Interest and other expenses	(16.5)	(29.0)

Income before income taxes	91.1	124.6
Current mineral taxes	(10.8)	(12.7)
Current Canadian and foreign income taxes	0.5	(11.8)
Future income taxes	(5.4)	5.1

Net income	$75.4	$105.2

Pro forma Statement of Distributable Cash
Net income	$75.4	$105.2
Non cash items	55.8	56.8
Capital expenditures, net(3)	(33.5)	(42.4)

Available cash before cash reserve	97.7	119.6
Reserve of 10%	(9.8)	(12.0)

Distributable Cash	$87.9	$107.6

Distributable Cash per Unit(4)	$2.30	$2.75

Notes:

(1)	Gains and losses on foreign exchange forward contracts are used as hedges and are recognized in income in the period that the hedged exposure is recognized in income, which is the same period in which the contract is settled.

(2)	Including additional selling, general and administrative expenses of $2.0 million per year for Fund related expenses.

(3)	Amounts reflected in these pro forma statements are the Fund’s proportional share of historic capital expenditures, net of proceeds on disposal of fixed assets. The Fund’s proportionate share of Sustaining Capital Expenditures is expected to average less than $40 million per annum over the next several years.

(4)	Distributable Cash per Unit is calculated assuming a weighted average of 38.2 million Units for the period ended September 30, 2002 and 39.1 million Units for the period ended December 31, 2001.

     It is anticipated that $400 million of the New Fording Facility will have to be refinanced by New Fording as to $200 million in one year and $200 million upon expiry in December 2004. The terms of any replacement facility could be materially different from the current facility. See “Information Regarding New Fording — Credit Facilities”.

      The pro forma Distributable Cash resulting from the Enhanced Arrangement is different from the pro forma Distributable Cash under the stand alone Arrangement, reflecting the Fund’s ownership interest in Fording Coal Partnership. As the pro forma number of Units under the Enhanced Arrangement is significantly lower than the pro forma number of Units under the stand alone Arrangement, the pro forma Distributable Cash per Unit under the Enhanced Arrangement is greater than the pro forma Distributable Cash per Unit under the stand alone Arrangement.

     Factors Influencing Distributable Cash of the Fund

      The following analysis is not a forecast or a projection of future results.

Sensitivity to Changes in Operating Parameters

      The operating results and cash flows of the Fording Coal Partnership and consequently those of the Fund are sensitive to export coal sales volumes and prices. The following table illustrates the estimated effect on the Fund’s Distributable Cash, after giving effect to the Enhanced Arrangement, for the year ended December 31, 2001 and for the nine months ended September 30, 2002 resulting from hypothetical changes in such volumes and prices at the Fording Coal Partnership level.

	Nine months ended	Year ended
	September 30, 2002	December 31, 2001

	$ millions (except per Unit amounts)
Change in Fording Coal Partnership’s export coal sales price of US$1 per tonne
Change in Distributable Cash(1)	$11	$16
Change in Distributable Cash per Unit	$0.28	$0.43
Change in Fording Coal Partnership’s export coal sales and production volume of 1 million tonnes at average US$ sales price
Change in Distributable Cash(1)	$13	$11
Change in Distributable Cash per Unit	$0.34	$0.28

Note:

(1)	Changes in Distributable Cash reflect the Fund’s proportionate share and are assumed to be net of a 10% cash reserve allocation.

Foreign Exchange

      Exchange rate movements can have a significant impact on results as a significant portion of operating costs are incurred in Canadian dollars and most of its revenues are earned in U.S. dollars. To manage its exposure, the Corporation and Teck have historically entered into foreign exchange forward contracts.

      Gains and losses on foreign exchange forward contracts used as hedges are recognized in income in the period that the hedged exposure is recognized, which is the same period in which they are settled. Foreign exchange losses of $60 million were realized at the Fording Coal Partnership level for the year ended December 31, 2001 and $69 million were realized at the Fording Coal Partnership level for the nine months ended September 30, 2002.

      The foreign exchange forward contracts for the year ended December 31, 2001 were at an average of US$/Cdn$ rate of $0.70 and for the nine months ended September 30, 2002 were at an average US$/Cdn$ rate of $0.69, compared to the actual average foreign exchange rates of $0.65 and $0.64, respectively.

      The following table illustrates the estimated effect on the Fund’s Distributable Cash, after giving effect to the Enhanced Arrangement, for the year ended December 31, 2001 and the nine months ended September 30, 2002 assuming the foreign exchange forward contracts had not existed.

	Nine months ended	Year ended
	September 30, 2002	December 31, 2001

	$ millions (except per Unit amounts)
Impact of removal of foreign exchange hedges
Increase in Distributable Cash(1)	$37	$32
Increase in Distributable Cash per Unit	$0.98	$0.83

Note:

(1)	Changes in Distributable Cash reflect the Fund’s proportionate share and are assumed to be net of a 10% cash reserve allocation.

     Fording had foreign exchange forward contracts outstanding at September 30, 2002 for the years 2003 to 2006, which will be assumed by the Fording Coal Partnership, in the following amounts and rates:

	Amount Hedged	Average Exchange Rates
	(millions of
Year	US$)	(Cdn$/US$)	(US$/Cdn$)

2003	$585	1.54	0.65
2004	434	1.53	0.66
2005	355	1.51	0.66
2006	95	1.60	0.62

Total	$1,469

Synergies

      The Elkview Mine is located in the Elk River Valley in close proximity to the three mines that comprise Fording’s Mountain Operations. The Corporation believes that the location of all of these operations, the size and similarity of the mining and processing operations and the close proximity of the Teck coal reserves to the Coal Mountain mine offers an opportunity to realize significant synergies. Fording believes that exploiting these synergies will add to Fording Coal Partnership’s distributable cash by approximately $50 million per year, the benefits of which are expected to begin to be realized in the second half of 2003.

      These synergies can be classified as follows:

      Operating Cost Savings: Integration of the Mountain Operations with the Elkview Mine will reduce management, selling and administrative costs. Working capital can be reduced by optimizing coal inventory and products along with optimizing purchasing and warehousing of capital, spare parts and supplies. Mine and plant operating costs are expected to benefit from combining best practices between the respective operations.

      Distribution Cost Savings: Fording and Teck operate under separate rail and port contracts for shipping and handling of metallurgical coal. Coordination of rail and port handling is expected to reduce demurrage costs, optimize rail cycle times and allow more effective coal handling to meet customers specifications.

      Improved Product Branding: A majority of the metallurgical coal at the Elkview Mine has a lower volatile content and higher rank than the coals at Fording’s Mountain Operations. This, and other quality differences in the respective coal, will allow optimization of targeted high quality brands to meet the needs of steel customers throughout the world. Fording believes that this enhanced ability to meet customer needs will favourably impact sales volumes and values.

      Capital Cost Savings: Teck’s mining plans for the Elkview Mine are designed to increase production from current levels to 6.5 million tonnes per year through the acquisition of mining equipment. Furthermore, additional mining equipment is needed to maintain current production levels due to peaking of mining strip ratios in 2004 and 2005. Integration of the Elkview Mine with the Mountain Operations will allow this capital spending to be deferred.

      Fording further expects that the combination of the Elkview Mine with the Mountain Operations will allow for expansion at the various mines to be optimized, such that they may proceed at different locations or under different timing than would otherwise occur if the Elkview Mine and the Mountain Operations were not combined.

Production/ Sales

      Fording Coal Partnership’s share of metallurgical coal production capacity from the Mountain Operations and Elkview Mine is in excess of 22 million tonnes annually. Production can be expanded beyond this level with a modest capital investment. Sales of metallurgical coal in 2003 are anticipated to be approximately 20 million tonnes. Fording believes that the pending closure of two Canadian metallurgical coal mines, one of which is the Bullmoose mine owned by Teck, and generally improving market conditions for seaborne metallurgical coal will provide opportunities to increase Fording Coal Partnership’s future sales levels. Sales results can be influenced by a number of factors including supply and demand for metallurgical coal, the lifting schedules of coal customers, weather delays and operating or mechanical problems.

Certain Canadian Federal Income Tax Considerations

      The following is a summary of the detailed description set forth at “Certain Canadian Federal Income Tax Considerations” for a Shareholder who deals at arm’s length and is not affiliated with the Corporation, Subco or the Fund, and who holds Common Shares and will hold Units as capital property.

     Shareholders Resident in Canada

      A Participating Shareholder will generally realize a capital gain (or sustain a capital loss) equal to the amount by which the total of the fair market value of the Units, if any, received by the Participating Shareholder plus the cash, if any, received by the Participating Shareholder exceeds (or is exceeded by) the adjusted cost base of the Shareholder’s Common Shares, net of any reasonable costs of making the disposition. One-half of any such capital gain must be included in income and one-half of any such capital loss may be utilized to offset taxable capital gains in accordance with the provisions of the Canadian Tax Act.

     Shareholders Not Resident in Canada

      The transactions under the Enhanced Arrangement will generally not give rise to any tax being payable under the Canadian Tax Act by Participating Shareholders who are Non-Residents.

     Tax Considerations of Holding Units

      The Canadian federal income tax considerations of holding Units remain unchanged from those set out in the Information Circular.

     Other Tax Considerations

      Based on the assumptions set forth under “Certain Canadian Federal Income Tax Considerations”, the Units will be qualified investments on the date the Enhanced Arrangement is completed for trusts governed by certain tax exempt plans, such as registered retirement savings plans and registered retirement income funds, and the Units will not constitute foreign property on the date the Enhanced Arrangement is completed for such plans.

      In order for the Fund to maintain its status as a mutual fund trust under the Canadian Tax Act, the Fund must not be established or maintained primarily for the benefit of Non-Residents. Accordingly, the Declaration of Trust will provide that at no time may Non-Residents be the beneficial owners of a majority of the Units.

Certain United States Federal Income Tax Considerations

      The following is a brief summary of the U.S. federal income tax consequences of the Enhanced Arrangement to Shareholders who are U.S. persons. A more detailed discussion is set forth at “Certain United States Federal Income Tax Considerations”.

      Participating Shareholders (other than Long Term Holders) should be deemed to have exchanged their Common Shares for Units, cash or a combination thereof. Assuming this characterization is correct, such Participating Shareholders will not recognize taxable gain or loss on the exchange of Common Shares for Units. Depending on the circumstances, the cash may be treated in whole or in part as dividend income, capital gain or tax-free return of basis.

      Please refer to “Certain United States Federal Income Tax Considerations” for a discussion of the tax consequences of the Enhanced Arrangement to Long Term Holders, Dissenting Shareholders and Small Non-Board Lot Holders.

      The U.S. federal income tax consequences of owning and disposing of Units remain unchanged from those set out in the Information Circular.

The Meeting

      The Meeting, being the special meeting of Securityholders, will be held, as originally scheduled, at The Fairmont Palliser Hotel, 133 – 9th Avenue SW, Calgary, Alberta, on December 20, 2002 at 9:00 a.m. (Mountain Standard Time) for the purpose of, among other things, considering and, if deemed advisable, passing, with or without variation:

(a)	the Amended Arrangement Resolution;

(b)	the Unitholder Rights Plan Resolution;

(c)	the Key Employee Unit Option Plan Resolution; and

(d)	the PWC Resolution.

      By approving the Amended Arrangement Resolution, Securityholders will be authorizing the Enhanced Arrangement.

      The forms of proxy previously distributed, if signed and dated by the Securityholder and returned in accordance with the instructions provided in the Information Circular, and if marked to vote for the Arrangement Resolution or left blank, will be voted by the proxyholder for the Amended Arrangement Resolution unless the Securityholder who has given the proxy revokes the proxy by filing an instrument in writing prepared for the purpose of the Meeting executed by the Securityholder or by the Securityholder’s duly appointed attorney (the “revocation”) with Computershare Trust Company of Canada, 9th floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department), by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775), at any time up to and including the last Business Day preceding the date of the Meeting, or by filing the revocation with the Chair of the Meeting prior to the commencement of the Meeting.

      Beneficial holders must contact their intermediaries in this regard or contact Georgeson Shareholder for assistance.

Record Date and Voting

      The record date for the determination of Securityholders entitled to receive notice of and to vote at the Meeting is November 19, 2002. Under the CBCA, only Securityholders whose names have been entered on the registers of the Corporation at the close of business on that date are entitled to receive notice of and to vote at the Meeting. Copies of this Supplement are being distributed to registered and non-registered Securityholders of record on November 19, 2002. If you are a holder of Common Shares and acquired Common Shares after November 19, 2002, please contact Georgeson Shareholder at 1-866-254-7864 (English) or 1-866-258-7293 (French) for information and assistance as to how you may vote your shares.

Timing

      If the Meeting is held as scheduled on December 20, 2002 and is not adjourned or postponed, and the other necessary conditions to the Enhanced Arrangement are satisfied or waived, the Corporation intends to apply to the Court for the Final Order approving the Enhanced Arrangement. If the Final Order is obtained on December 20, 2002 in a satisfactory form and all other conditions set forth in the Combination Agreement are satisfied or waived, the Corporation expects that the Effective Date will occur shortly after the grant of the Final Order.

      In such event, it is expected that Participating Shareholders of record at the close of business on the Proceeds Date will be entitled to receive the Units and cash proceeds available under the Enhanced Arrangement and such consideration will be available shortly thereafter. The actual dates for Effective Date and the Proceeds Date will be confirmed by press release.

Soliciting Dealers

      The Corporation has retained the services of RBC to form and manage a soliciting dealers group to solicit proxies on behalf of management of the Corporation from Shareholders in respect of the Meeting. The soliciting dealers group, including RBC, will be paid a solicitation fee for votes solicited in favour of the Enhanced Arrangement.

Information Agent

      The Corporation has retained Georgeson Shareholder to act as information agent in connection with the Enhanced Arrangement.

      Any questions or requests for assistance in connection with the Enhanced Arrangement should be made directly to Georgeson Shareholder. Shareholders with questions should contact Georgeson Shareholder at 1-866-254-7864 for service in English or 1-866-258-7293 for service in French.

GLOSSARY OF TERMS

“Acquisition Proposal” means any proposal or offer with respect to any merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid, tender offer, purchase of any assets representing greater than 20% of the fair market value of the Enhanced Arrangement, or purchase of more than 20% of the equity (or rights thereto) of Fording or similar transactions or series of transactions involving Fording, excluding the Arrangement and the Enhanced Arrangement;

“Amended Arrangement Resolution” means the Arrangement Resolution as amended and restated authorizing the Enhanced Arrangement in substantially the form attached to this Supplement as Appendix “A” to be considered and voted upon by the Securityholders at the Meeting;

“Amended Plan of Arrangement” means the plan of arrangement attached to this Supplement as Appendix “B”;

“Arrangement Resolution” means the special resolution of the Securityholders attached as Appendix “A” to the Information Circular;

“Break Fee” means the amount of $51 million payable by Fording to Teck and Westshore together under the circumstances described under the heading “Combination Agreement — Break Fee”;

“Cash Option” means the alternative available to Shareholders under the Enhanced Arrangement to elect to receive $34.00 in cash for each Common Share held subject to pro-ration;

“Class A Units” means Class A partnership units of the Fording Coal Partnership;

“Class B Exchangeable Units” means Class B exchangeable partnership units of the Fording Coal Partnership, which are exchangeable, at the election of Teck, into Units in the manner specified in the Exchange Agreement;

“Combination Agreement” means the agreement attached to this Supplement as Appendix “D” between Fording, Teck and Westshore dated December 4, 2002 which describes the manner in which Teck and Westshore will participate in the Enhanced Arrangement;

“Contributed Assets” means collectively, the Teck Contributed Assets and the Fording Contributed Assets;

“CP Arrangement Agreement” means the arrangement agreement entered into by CPL and certain of its subsidiaries dated as of July 30, 2001 setting forth the terms on which the parties would undertake a plan of arrangement pursuant to which the operating subsidiaries of CPL would be spun off into separate public companies;

“CPL” means Canadian Pacific Limited;

“CPR Agreement” means the agreement between FCL and Canadian Pacific Railway Company dated April 1, 2001;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued by the Director giving effect to the Arrangement;

“Effective Time” means the first moment in time on the Effective Date;

“Election Form” means the election form enclosed with this Supplement pursuant to which Participating Shareholders can elect the Cash Option, the Unit Option or a combination thereof;

“Elkview Mine” means the coal mine owned by Teck located in southeastern British Columbia covering a surface area of approximately 23,000 hectares. The Elkview Mine forms part of the Teck Contributed Assets;

“Enhanced Arrangement” means the arrangement under Section 192 of the CBCA involving the Corporation, FCL, Subco, Teck, Westshore, and the Fund, the particulars of which are described in this Supplement;

“Exchange Agreement” means the agreement between the Fund, Fording, the Fording Coal Partnership and Teck which describes the manner in which Teck may convert its Class B Exchangeable Units into Units. The Exchange Agreement will be entered into at the closing of the Enhanced Arrangement and its terms are described in Schedule 2.3(b) to the Combination Agreement;

“Fairness Opinion” means the opinion of RBC relating to the Enhanced Arrangement in the form attached as Appendix C to this Supplement;

“FCL” means Fording Coal Limited/ Les Charbons Fording, Limitée, a corporation existing under the CBCA;

“Fording” or the “Corporation” means Fording Inc., a corporation existing under the CBCA;

“Fording Coal Partnership” or the “Partnership” means a general partnership to be formed pursuant to the laws of Alberta, the partners of which will be New Fording and Teck;

“Fording Contributed Assets” means the businesses which Fording will contribute to the Fording Coal Partnership pursuant to the Combination Agreement. These businesses include all of Fording’s assets and liabilities other than the Industrial Minerals Operations and Fording’s rights and obligations in connection with its interests in a former mining operation located at Mount Washington, British Columbia and third party borrowings;

“FX Acknowledgements” means the acknowledgements proposed to be obtained by Fording from certain counterparties with whom Fording has entered into foreign exchange forward contracts stating that the consummation of the Enhanced Arrangement will not result in any early termination or the occurrence of an event of default under such contracts;

“Genesee Agreements” means, collectively, the Genesee Coal Mine Operating Agreement between the City of Edmonton and FCL made as of August 7, 1980 and the Genesee Coal Mine Joint Venture Agreement between the City of Edmonton and FCL made as of the 7th day of August, 1980, as the same have been assigned;

“Georgeson Shareholder” means Georgeson Shareholder Communications Canada Inc., the shareholder communications firm retained by Fording to act as information agent in connection with the Enhanced Arrangement;

“Governance Agreement” means the agreement between Fording, the Fund, Teck and Westshore describing how the Fund and New Fording will be governed. The Governance Agreement will be entered into at the closing of the Enhanced Arrangement and its terms are described in Schedule 2.4 of the Combination Agreement;

“Industrial Minerals Operations” means, collectively, those subsidiaries of Fording engaged in the production of industrial minerals such as tripoli and wollastonite being NYCO Minerals, Inc. with operations at Willsboro, New York; Minera NYCO S.A. de C.V. with operations near Hermosillo in the northwestern state of Sonora, Mexico; and American Tripoli, Inc. with operations near Seneca, Missouri;

“Information Circular” means Fording’s Notice of Special Meeting, Notice of Petition and Information Circular prepared in connection with the Arrangement and dated November 20, 2002;

“Maximum Cash Amount” means $795 million. This number is important because it represents the maximum amount of cash available to Shareholders who elect the Cash Option either in whole or in part. If Shareholders elect cash (referred to as the “Elected Cash Amount”) in excess of the amount that is available, the excess will be paid in the form of Units;

“Maximum Unit Amount” means that number of Units equal to the number of outstanding Common Shares on the Effective Date less 23,382,353 less the number of Common Shares held by Small Non-Board Lot Holders (approximately 75,000). This number is important because it represents the maximum number of Units available to Shareholders who elect the Unit Option either in whole or in part. If Shareholders elect Units (referred to as the “Elected Unit Amount”) in excess of the Maximum Unit Amount, the excess will be paid in cash;

“Meeting” means the special meeting of Securityholders to be held on December 20, 2002 and any adjournment(s) or postponement(s) thereof made in accordance with the Notice of Meeting that forms part of the Information Circular, to consider and to vote on, among other things, the Amended Arrangement Resolution;

“Mountain Operations” means Fording’s mining operations producing primarily metallurgical coal from three mines at Fording River, Coal Mountain and Greenhills in south-eastern British Columbia;

“New Fording Facility” means the credit facilities contemplated by the joint commitment from two Canadian Chartered banks for a unit facility that Fording, on behalf of the Fording Coal Partnership, New Fording and Subco, has obtained in the aggregate amount of $600 million;

“Partners” means the partners of Fording Coal Partnership, being New Fording and Teck;

“Partnership Agreement” means the agreement between New Fording and Teck which describes the manner in which the Fording Coal Partnership will be formed and operated. The Partnership Agreement will be entered into at the closing of the Enhanced Arrangement and its terms are described in Schedule 2.3(a) of the Combination Agreement;

“Partnership Promissory Note” means the demand non-interest bearing promissory note of the Fording Coal Partnership with a principal amount of $200 million substantially in the form attached to the Amended Plan of Arrangement as Schedule “J”;

“Partnership Units” means Class A Units and Class B Exchangeable Units of the Fording Coal Partnership;

“Special Trust Units” means special units of the Fund which entitle the holder to that number of whole votes (rounded down to the nearest whole vote) at all meetings of Unitholders or in respect of any written resolution of Unitholders equal to the number of Units into which the Class B Exchangeable Units are exchangeable. The Special Trust Units are redeemable for a nominal amount and entitle the holder to receive nominal amounts as distributions and upon liquidation;

“Superior Proposal” means any bona fide written Acquisition Proposal that, in the good faith determination of the Board of Directors after consultation with its financial advisors and with outside counsel, would, if consummated in accordance with its terms and taking into account the risk of non-completion, reasonably be expected to result in a transaction more favourable to the Securityholders from a financial point of view than the Enhanced Arrangement;

“Supplement” means this supplement to the Information Circular and all appendices hereto;

“Teck” means Teck Cominco Limited, a corporation existing under the laws of Canada and where applicable includes all of its subsidiaries;

“Teck Contributed Assets” means the businesses which Teck will contribute to the Fording Coal Partnership as described in the Teck Contribution Agreement term sheet attached as Schedule “A” to Schedule 2.3(a) of the Combination Agreement. These assets and liabilities are primarily represented by the Elkview Mine and all of Teck’s undeveloped Elk Valley coal properties but include, as well, any other North American coal properties owned by Teck such as its interest in the Bullmoose mine, which will be conveyed once the shutdown of that mine has been completed and the property reclaimed; the Quintette coal leases and licences and the balance of the QCP Mobile Equipment which will be conveyed to the Fording Coal Partnership once that operation has been reclaimed, and the fixed assets at the Quintette property;

“Terminal Agreement” means the agreement between Fording and Westshore, on the terms which have been initialed for identification and delivered to Westshore and Fording, respectively;

“TSX Guidelines” means the voluntary corporate governance guidelines published by the TSX;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

“Unit” means a trust unit of the Fund, excluding for this purpose Special Trust Units;

“Unit Option” means the alternative available to Shareholders under the Enhanced Arrangement to elect to receive one Unit per Common Share; and

“Westshore” means Westshore Terminals Income Fund, an open-ended trust existing under the law of British Columbia.

THE ENHANCED ARRANGEMENT

Background

      In the weeks following the announcement of the Fording income trust conversion, the Board of Directors and management of Fording along with its financial advisors, RBC, continued to actively pursue the enhancement of shareholder value, beyond the value available to Shareholders under the Arrangement.

      These efforts included RBC contacting various industry participants located throughout the world to assess their interest in pursuing a value maximizing transaction with Fording.

      As part of Fording’s continuing value enhancing initiatives, a data room was opened and confidentiality and standstill agreements were signed with parties which attended at the data room.

      On November 27, 2002, Mr. James A. Pattison, a director of Westshore Terminals Ltd. and Chairman of The Jim Pattison Group, Dr. Norman Keevil, Chairman of Teck, and Mr. David A. Thompson, Deputy Chairman and Chief Executive Officer of Teck, met with Mr. Richard Haskayne, Chairman of the Board of Directors, Jim Gardiner, Chief Executive Officer, and Mr. Allen Hagerman, Chief Financial Officer of Fording, and tabled a proposal similar but inferior to the Enhanced Arrangement ultimately agreed to. A term of the initial proposal was that the parties enter into exclusive negotiations until December 6, 2002 in an effort to arrive at a transaction (the “Joint Teck/ Westshore Proposal”).

      Shortly thereafter, a meeting of the Board of Directors was held at which the Joint Teck/ Westshore Proposal in its initial proposed form was discussed. The Chairman also advised that Mr. Delaney, Chairman of Sherritt International Corporation, wanted to meet with him and other Fording representatives to discuss the possibility of pursuing a friendly transaction between Sherritt Coal Acquisition Inc. and Fording.

      RBC advised the Board of Directors that the Joint Teck/ Westshore Proposal as initially proposed was superior to both the Sherritt Offer and the Conversion from a financial point of view. Osler, Hoskin & Harcourt LLP advised the Board of Directors that it should engage in a process that in the Board of Directors’ reasonable business judgment would result in the best outcome for Shareholders.

      Based on this advice, a Board meeting was scheduled for November 29, 2002, and Messrs. Haskayne, Gardiner and Hagerman were authorized to meet with Mr. Delaney on November 28, 2002. The Board also instructed RBC to contact Sherritt Coal Acquisition Inc.’s financial advisors to advise them of the need on the part of their client to put its best offer forward on November 28, 2002, as Fording was considering other opportunities.

      Messrs. Haskayne, Gardiner and Hagerman met with Mr. Delaney and Mr. Jowdat Waheed, Senior Vice President, Finance and Chief Financial Officer of Sherritt International Corporation, on November 28, 2002. Notwithstanding the urging by Messrs. Haskayne, Gardiner and Hagerman that Sherritt Coal Acquisition Inc. put its best offer forward and the similar message sent by Fording’s financial advisors to Sherritt Coal Acquisition Inc.’s financial advisors, the proposal put forward by Sherritt Coal Acquisition Inc. to Fording was vague, still contemplated a $29.00 per share offer price and was clearly inferior to the Joint Teck/ Westshore Proposal.

      Shortly after the meeting, Mr. Delaney called Mr. Haskayne to advise that Sherritt Coal Acquisition Inc. would continue to pursue its hostile take-over bid.

      The Board of Directors was advised of the meeting with Mr. Delaney at the Board of Directors meeting on November 29, 2002. The Board was advised that the impression had been left that the Sherritt Offer would not be materially improved. RBC advised the Board that the Joint Teck/ Westshore Proposal was superior from a financial perspective to the Offer as outlined by Mr. Delaney in his meeting of the prior day.

      Based on this advice, the Board of Directors authorized management to enter into a confidentiality and standstill agreement with each of Teck and Westshore for the purpose of negotiating an improved Joint Teck/ Westshore Proposal.

      Pursuant to such agreements Fording, Teck and Westshore agreed to negotiate with one another exclusively until 11:59 p.m. Mountain Standard Time on December 3, 2002. Such exclusivity was subsequently extended for a brief period. Prior to that time, representatives of Fording, Teck and Westshore, and their respective financial and legal advisors, conducted extensive due diligence investigations of the other parties’ confidential financial and operating information.

      At a Board of Directors meeting on the afternoon of December 3, management advised the Board of Directors that Teck and Westshore had substantially improved the Joint Teck/ Westshore Proposal. RBC advised the Board of Directors that the improved Teck/ Westshore Proposal was fair from a financial point of view to Shareholders and superior from a financial perspective to the modified Offer and the Conversion. Based on this advice, the Board of Directors authorized management and RBC and Osler, Hoskin & Harcourt LLP to work towards finalizing definitive and binding documentation, subject to ensuring that superior corporate governance arrangements would be in place in connection with the transaction and the proposed break fee was reduced.

      After lengthy negotiations, including negotiations that resulted in the reduction of the break fee and superior corporate governance arrangements, the Combination Agreement was entered into on December 4 resulting in the Enhanced Arrangement.

      At a Board of Directors meeting held on December 4, RBC advised the Board of Directors that the Enhanced Arrangement was fair from a financial perspective to Shareholders, and superior to the Offer from a financial perspective, even as outlined by Mr. Delaney at the November 28th meeting. RBC also advised the Board of Directors that the break fee was appropriate in the circumstances.

      As in the case of the December 3 meeting, the Board of Directors deliberated without management and management Board members present.

      On December 4, the Board of Directors unanimously resolved to approve the Enhanced Arrangement and to recommend it to the Securityholders and a press release to that effect was issued.

      In total, the Enhanced Arrangement represents the outcome of twelve separate meetings of the Board of Directors and approximately seven weeks of intense activity by the Board of Directors, management and Fording’s advisors focussed on maximizing shareholder value.

      On December 6, 2002 Fording announced that this Supplement would be available electronically on December 8, 2002 and would be mailed on December 9, 2002. In addition, Fording advised that the Supplement could be couriered to Securityholders in most cases on a 48 hour basis.

      On December 7, 2002 the Board of Directors met and approved this Supplement.

Structure

      The following sets forth the organizational structure of the Fund, New Fording and Fording Coal Partnership, and the interests of the public, Teck and Westshore therein, following the completion of the Enhanced Arrangement.

Notes:

(1)	Assuming approximately 50.9 million Common Shares are outstanding on a fully diluted basis, upon completion of the Enhanced Arrangement, the Participating Shareholders will own approximately 73.4% of the outstanding Units.

(2)	New Fording will be the continuing corporation resulting from the amalgamations of Fording, FCL and Subco.

(3)	New Fording will hold 62.3% and Teck will hold 37.7% of the Fording Coal Partnership Units.

(4)	New Fording will hold a single voting share in Minera NYCO S.A. de C.V. in order to comply with Mexican corporate law which requires that corporations such as Minera NYCO S.A. de C.V. have at least two shareholders.

Effect on Shareholders

      Pursuant to the Enhanced Arrangement, Participating Shareholders (except Dissenting Shareholders and Small Non-Board Lot Holders) may elect the Cash Option, the Unit Option, or a combination thereof, as consideration for their Common Shares. However, although the Participating Shareholders may make an election in respect of the consideration that they will receive for their Common Shares, the Fund will distribute in total all of the Maximum Cash Amount and the Maximum Unit Amount. See “Procedures for Enhanced Arrangement Becoming Effective — Election Procedures”.

      Accordingly, if the Cash Option elections made by Participating Shareholders would result in a cash payment in excess of the Maximum Cash Amount, the amount of cash received by Participating Shareholders who have elected to receive cash will be pro-rated (based on the number of Common Shares in respect of which the Cash

Option has been elected by each Participating Shareholder) and such holders will receive the balance of their consideration in the form of Units.

      Similarly, if the Unit Option elections made by Participating Shareholders would result in the distribution of Units in excess of the Maximum Unit Amount, the number of Units received by Participating Shareholders who have elected to receive Units will be pro-rated (based on the number of Common Shares in respect of which the Unit Option has been elected by each Participating Shareholder) and such holders will receive the balance of their consideration in the form of cash.

      As the total number of Common Shares as of November 15, 2002 was 50,656,443, and assuming that there are approximately 75,000 Common Shares held by Small Non-Board Lot Holders, and assuming no increase due to the exercise of Options (of which 776,034 were outstanding at November 15, 2002), the Maximum Unit Amount will consist of approximately 27,199,090 Units. This number is important because it represents the maximum number of Units available to Shareholders who elect the Unit Option either in whole or in part. If Shareholders elect Units (referred to as the “Elected Unit Amount”) in excess of the amount that is available, the shortfall will be paid in the form of cash.

      If all Shareholders elect only the Cash Option or conversely all Shareholders elect only the Unit Option, in each case, each Common Share would be exchanged for approximately $15.60 in cash and approximately 0.541 of a Unit. On completion of the Enhanced Arrangement, based upon 50.9 million Units outstanding Teck will hold approximately 22,725,690 Class B Exchangeable Units representing approximately a 37.7% interest in the Fording Coal Partnership and the Fund will hold approximately 37,586,909 Class A Units representing approximately a 62.3% interest in the Fording Coal Partnership. The Class B Exchangeable Units are exchangeable on a one for one basis into Units, subject to adjustment. See “Fording Coal Partnership — Exchange Agreement”. Each Class B Exchangeable Unit is associated with a Special Trust Unit to provide Teck with votes in the Fund equal to the number of its Class B Exchangeable Units.

      Teck will also hold 5 million Units representing approximately 13.3% of the Units of the Fund, and Westshore will hold 5 million Units representing approximately 13.3% of the Units of the Fund. The Shareholders will hold approximately 27.6 million Units representing approximately 73.4% of the Units of the Fund (on a diluted basis accounting for Options).

      Teck will, directly and indirectly, control voting interests of approximately 46% in the Fund through its holding of 37.7% of the Fording Coal Partnership together with its 13.3% direct holding in the Fund. Westshore will hold approximately 8% of the voting interests in the Fund and the Shareholders will hold approximately 46% of the voting interests in the Fund.

      Based on estimated Available Cash of approximately $1.10 per Unit (before the allocation to the cash reserve) the estimated cash distribution for the quarter ending March 31, 2003, will be approximately $1.05 per Unit. The estimate of Available Cash for the first quarter of 2003 is based on a number of assumptions including, but not limited to, coal prices, unit costs, capital expenditures and Fording Coal Partnership metallurgical coal sales volume of 4.6 million tonnes in the quarter. Estimated annual synergies from the Fording Coal Partnership of approximately $50 million are expected to result in approximately $0.20 per Unit in additional quarterly distributions once they are fully realized.

Recommendation of the Board of Directors

      On the basis of the financial advisors’ opinions and other factors described below, the Board of Directors unanimously recommends that Securityholders vote FOR the Amended Arrangement Resolution to approve the Enhanced Arrangement. The Amended Arrangement Resolution must be approved by a resolution passed by at least two-thirds of votes cast by Securityholders present in person or represented by proxy at the Meeting.

Reasons for Recommendation

      The reasons set out in the Information Circular with respect to the benefits derived from converting Fording into an income trust continue to apply in connection with the Enhanced Arrangement. However, the Board of

Directors is of view that the transactions contemplated by the Combination Agreement will provide further value enhancement for Shareholders for the reasons set forth below:

(a)	The addition of the cash flow and long life reserves represented by the Teck Contributed Assets should result in stronger cash flows over a longer period of time. In particular, it is expected that the Fund will generate higher Distributable Cash per Unit as a result of the Enhanced Arrangement.

(b)	The Enhanced Arrangement provides $795 million in cash which is available to Shareholders who elect the Cash Option. Shareholders who elect cash will, subject to pro-ration, receive $34.00 per Common Share, an amount that exceeds the highest historical trading price of the Common Shares.

(c)	The combination of the coal businesses of Teck and Fording will create an entity capable of producing in excess of 22 million tonnes of metallurgical coal per annum. On a combined basis, these businesses currently produce approximately 20 million tonnes of metallurgical coal per annum and generate annual combined revenues of approximately $1.3 billion at the Fording Coal Partnership level.

(d)	The combination of the coal businesses of Teck and Fording, whose metallurgical coal mines are close in proximity to each other, is expected to provide annual synergies in operations, marketing and overhead estimated by Teck and Fording to be approximately $50 million per year when fully realized.

(e)	The opinion of RBC that the consideration under the Enhanced Arrangement is fair from a financial perspective to Shareholders; RBC’s advice that the Enhanced Arrangement is superior from a financial perspective to the Offer made by Sherritt Coal Acquisition Inc. dated October 25, 2002; and RBC’s advice that the Enhanced Arrangement is superior from a financial perspective to the stand alone income trust proposed by Fording.

(f)	The advice of RBC as to discussions it has had with numerous possible strategic partners and purchasers of the Corporation and as to the relative valuations that may be available from strategic purchasers as compared to a conversion into an income trust.

(g)	The Combination Agreement permits the Board of Directors in the exercise of its fiduciary duty to consider Superior Proposals and proceed with a Superior Proposal, subject to the terms and conditions of the Combination Agreement; and the advice of RBC as to the appropriateness of the Break Fee payable in certain circumstances if the Combination Agreement is terminated as a result of a Superior Proposal.

(h)	The legal advice of Osler, Hoskin & Harcourt LLP concerning the legal aspects of the Combination Agreement.

(i)	The proposed governance arrangement which results in a majority of individuals who are not related to any of Teck or Westshore, serving as the Trustees and the directors of New Fording despite the level of Teck and Westshore’s direct and indirect investment, and which results in a majority of individuals who are not related to Teck, Westshore or management serving as the Trustees.

(j)	The stability associated with the long term port agreement with Westshore to be entered into on completion of the Enhanced Arrangement.

(k)	The Enhanced Arrangement permits the value of the Industrial Minerals Operations, which are indirectly wholly-owned by the Fund, to be retained by Unitholders.

(l)	The relative absence of any material financing or regulatory uncertainties.

      The Board of Directors has determined that the Enhanced Arrangement is in the best interests of the Corporation and its Securityholders and is fair to the Securityholders and the Board of Directors unanimously recommends that Securityholders vote FOR the Amended Arrangement Resolution to approve the Enhanced Arrangement. The directors and senior officers have indicated to the Corporation that they intend to vote in favour of the Amended Arrangement Resolution.

Fairness Opinion

      The Board of Directors has asked RBC to address, from a financial point of view, the fairness of the consideration under the Enhanced Arrangement to the Shareholders.

      The Board of Directors has received the Fairness Opinion from RBC stating that, in its opinion, as at the date of such opinion, the consideration under the Enhanced Arrangement is fair from a financial point of view to

Shareholders. The Fairness Opinion is subject to the assumptions and limitations contained therein and should be read in its entirety. A copy of the Fairness Opinion is attached as Appendix C to this Supplement.

Solicitation of Proxies and Voting at the Meeting

      This Supplement augments the Information Circular furnished in connection with the solicitation of proxies by the management of the Corporation for use at the Meeting to be held at the time and place and for the purposes set forth in the Notice of Meeting.

      Securityholders are reminded that to be represented at the Meeting, Securityholders must either attend the Meeting in person or sign, date and mail the form of proxy delivered with the Information Circular, or such other proper form of proxy prepared specifically for use at the Meeting, to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department), by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775) by 5:00 p.m. (Mountain Standard Time) on December 18, 2002 or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement thereof.

      The forms of proxy previously distributed, if signed and dated by the Securityholder and returned in accordance with the instructions provided in the Information Circular, and if marked to vote for the Arrangement Resolution or left blank, will be voted by the proxyholder for the Amended Arrangement Resolution unless the Securityholder who has given the proxy revokes the proxy by filing an instrument in writing prepared for the purpose of the Meeting executed by the Securityholder or by the Securityholder’s duly appointed attorney (the “revocation”) with Computershare Trust Company of Canada, 9th floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Proxy Department), by personal delivery, courier, mail or facsimile transmission to (416) 263-9524 (toll free 1-866-249-7775), at any time up to and including the last Business Day preceding the date of the Meeting, or by filing the revocation with the Chair of the Meeting prior to the commencement of the Meeting.

      Beneficial holders must contact their intermediaries in this regard or contact Georgeson Shareholder for assistance.

      In the absence of any instructions on the proxy, the Securities which such proxy represents will be voted FOR:

      (i) the Amended Arrangement Resolution;

      (ii) the Unitholder Rights Plan Resolution;

      (iii) the Key Employee Unit Option Plan Resolution; and

      (iv) the PWC Resolution,

to the extent such Securities are entitled to vote on the resolution in question.

     Advice to Beneficial Owners of Common Shares

      Beneficial Shareholders should ensure that any change to their instructions respecting the voting of their Common Shares are communicated to their intermediary or broker by the appropriate time specified by those persons. Copies of this Supplement are being distributed to registered and non-registered securityholders of record on November 19, 2002. If you are a holder of Common Shares and acquired Common Shares after November 19, 2002, please contact Georgeson Shareholder at 1-866-254-7864 (English) or 1-866-258-7293 (French) for information respecting the voting of your shares.

Distribution Policies

     Fund and New Fording Distribution Policy

      The Fund distribution policy will not be changed from the policy disclosed in the Information Circular. New Fording’s distribution policy will also be unchanged except that its ability to generate Available Cash will be primarily dependent on distributions from the Fording Coal Partnership. New Fording may also receive Available Cash from the Industrial Minerals Operations.

     Partnership Distribution Policy

      The Fording Coal Partnership will distribute to its Partners their pro rata portion of Partnership distributable cash on a monthly basis. Partnership distributable cash will be defined as all Fording Coal Partnership’s available cash after reservation for:

(a)	payment of its debt obligations, if any;

(b)	operating expenses and Sustaining Capital Expenditures; and

(c)	allocations to a reserve for reasonably anticipated working capital and capital expenditure requirements as determined by the management of the Partnership.

      The governance of the Fording Coal Partnership is as described under “Fording Coal Partnership”.

PRO FORMA FINANCIAL INFORMATION AND SENSITIVITY ANALYSIS

FOR THE FORDING INCOME TRUST

      The unaudited pro forma statements are not necessarily indicative of the results of operations or financial position which would have been achieved had the Enhanced Arrangement occurred on January 1, 2001, and may not be indicative of future operating results or the Fund’s financial condition in future periods.

Fording Income Trust

Unaudited Pro forma Consolidated Financial Information

($ millions except per Unit amounts)

	Nine months
	ended	Year ended
	September 30,	December 31,
	2002	2001

Pro forma Statement of Income
Revenue(1)	$614.9	$852.1
Cost of sales	(445.3)	(624.3)
Selling, general and administrative expenses(2)	(12.5)	(15.1)
Depreciation and depletion	(44.6)	(59.1)
Brooks capital expense	(4.9)	—
Interest and other expenses	(16.5)	(29.0)

Income before income taxes	91.1	124.6
Current mineral taxes	(10.8)	(12.7)
Current Canadian and foreign income taxes	0.5	(11.8)
Future income taxes	(5.4)	5.1

Net income	$75.4	$105.2

Pro forma Statement of Distributable Cash
Net income	$75.3	$105.2
Non cash items	55.8	56.8
Capital expenditures, net(3)	(33.5)	(42.4)

Available cash before cash reserve	97.7	119.6
Reserve of 10%	(9.8)	(12.0)

Distributable Cash	$87.9	$107.6

Distributable Cash per Unit(4)	$2.30	$2.75

Notes:

(1)	Gains and losses on foreign exchange forward contracts are used as hedges and are recognized in income in the period that the hedged exposure is recognized in income, which is the same period in which the contract is settled.

(2)	Including additional selling, general and administrative expenses of $2.0 million per year for Fund related expenses.

(3)	Amounts reflected in these pro forma statements are the Fund’s proportional share of historic capital expenditures, net of proceeds on disposal of fixed assets. The Fund’s proportional share of Sustaining Capital Expenditures are expected to average less than $40 million per annum over the next several years.

(4)	Distributable Cash per Unit is calculated assuming a weighted average of 38.2 million Units for the period ended September 30, 2002 and 39.1 million Units for the period ended December 31, 2001.

     It is anticipated that $400 million of the New Fording Facility will have to be refinanced by New Fording as to $200 million in one year and $200 million upon expiry in December 2004. The terms of any replacement facility could be materially different from the current facility. See “Information Regarding New Fording — Credit Facilities”.

      The pro forma Distributable Cash resulting from the Enhanced Arrangement is different from the pro forma Distributable Cash under the stand alone Arrangement, reflecting the Fund’s ownership interest in Fording Coal Partnership. As the pro forma number of Units under the Enhanced Arrangement is significantly lower than the pro forma number of Units under the stand alone Arrangement, the pro forma Distributable Cash per Unit under the Enhanced Arrangement is greater than the pro forma Distributable Cash per Unit under the stand alone Arrangement.

Factors Influencing Distributable Cash of the Fund

      The following analysis is not a forecast or a projection of future results.

Sensitivity to Changes in Operating Parameters

      The operating results and cash flows of the Fording Coal Partnership and consequently those of the Fund are sensitive to export coal sales volumes and prices. The following table illustrates the estimated effect on the Fund’s Distributable Cash, after giving effect to the Enhanced Arrangement, for the year ended December 31, 2001 and for the nine months ended September 30, 2002 resulting from hypothetical changes in such volumes and prices at the Fording Coal Partnership level.

	Nine months ended	Year ended
	September 30, 2002	December 31, 2001

	$ millions (except per Unit amounts)
Change in Fording Coal Partnership’s export coal sales price of US$1 per tonne
Change in Distributable Cash(1)	$11	$16
Change in Distributable Cash per Unit	$0.28	$0.43
Change in Fording Coal Partnership’s export coal sales and production volume of 1 million tonnes at average US$ sales price
Change in Distributable Cash(1)	$13	$11
Change in Distributable Cash per Unit	$0.34	$0.28

Note:

(1)	Changes in Distributable Cash reflect the Fund’s proportionate share and are assumed to be net of a 10% cash reserve allocation.

Foreign Exchange

      Exchange rate movements can have a significant impact on results as a significant portion of operating costs are incurred in Canadian dollars and most of its revenues are earned in U.S. dollars. To manage its exposure, the Corporation and Teck have historically entered into foreign exchange forward contracts.

      Gains and losses on foreign exchange forward contracts used as hedges are recognized in income in the period that the hedged exposure is recognized, which is the same period in which they are settled. Foreign exchange losses of $60 million were realized at the Fording Coal Partnership level for the year ended December 31, 2001 and $69 million were realized at the Fording Coal Partnership level for the nine months ended September 30, 2002.

      The foreign exchange forward contracts for the year ended December 31, 2001 were at an average of US$/Cdn$ rate of $0.70 and for the nine months ended September 30, 2002 were at an average US$/Cdn$ rate of $0.69, compared to the actual average foreign exchange rates of $0.65 and $0.64, respectively.

      The following table illustrates the estimated effect on the Fund’s Distributable Cash, after giving effect to the Enhanced Arrangement, for the year ended December 31, 2001 and the nine months ended September 30, 2002 assuming the foreign exchange forward contracts had not existed.

	Nine months ended	Year ended
	September 30, 2002	December 31, 2001

	$ millions (except per Unit amounts)
Impact of removal of foreign exchange hedges
Increase in Distributable Cash(1)	$37	$32
Increase in Distributable Cash per Unit	$0.98	$0.83

Note:

(1)	Changes in Distributable Cash reflect the Fund’s proportionate share and are assumed to be net of a 10% cash reserve allocation.

     Fording had foreign exchange forward contracts outstanding at September 30, 2002 for the years 2003 to 2006, which will be assumed by the Fording Coal Partnership, in the following amounts and rates:

	Amount Hedged	Average Exchange Rates
	(millions of
Year	US$)	(Cdn$/US$)	(US$/Cdn$)

2003	$585	1.54	0.65
2004	434	1.53	0.66
2005	355	1.51	0.66
2006	95	1.60	0.62

Total	$1,469

Synergies

      The Elkview Mine is located in the Elk River Valley in close proximity to the three mines that comprise Fording’s Mountain Operations. The Corporation believes that the location of all of these operations, the size and similarity of the mining and processing operations and the close proximity of the Teck coal reserves to the Coal Mountain mine offers an opportunity to realize significant synergies. Fording believes that exploiting these synergies will add to Fording Coal Partnership’s distributable cash by approximately $50 million per year, the benefits of which are expected to begin to be realized in the second half of 2003.

      These synergies can be classified as follows:

      Operating Cost Savings: Integration of the Mountain Operations with the Elkview Mine will reduce management, selling and administrative costs. Working capital can be reduced by optimizing coal inventory and products along with optimizing purchasing and warehousing of capital, spare parts and supplies. Mine and plant operating costs are expected to benefit from combining best practices between the respective operations.

      Distribution Cost Savings: Fording and Teck operate under separate rail and port contracts for shipping and handling of metallurgical coal. Coordination of rail and port handling is expected to reduce demurrage costs, optimize rail cycle times and allow more effective coal handling to meet customers specifications.

      Improved Product Branding: A majority of the metallurgical coal at the Elkview Mine has a lower volatile content and higher rank than the coals at Fording’s Mountain Operations. This, and other quality differences in the respective coal, will allow optimization of targeted high quality brands to meet the needs of steel customers throughout the world. Fording believes that this enhanced ability to meet customer needs will favourably impact sales volumes and values.

      Capital Cost Savings: Teck’s mining plans for the Elkview Mine are designed to increase production from current levels to 6.5 million tonnes per year through the acquisition of mining equipment. Furthermore, additional mining equipment is needed to maintain current production levels due to peaking of mining strip ratios in 2004 and 2005. Integration of the Elkview Mine with the Mountain Operations will allow this capital spending to be deferred.

      Fording further expects that the combination of the Elkview Mine with the Mountain Operations will allow for expansion at the various mines to be optimized, such that they may proceed at different locations or under different timing than would otherwise occur if the Elkview Mine and the Mountain Operations were not combined.

Production/ Sales

      Fording Coal Partnership’s share of metallurgical coal production capacity from the Mountain Operations and Elkview Mine is in excess of 22 million tonnes annually. Production can be expanded beyond this level with a modest capital investment. Sales of metallurgical coal in 2003 are anticipated to be approximately 20 million tonnes. Fording believes that the pending closure of two Canadian metallurgical coal mines, one of which is the Bullmoose mine owned by Teck, and generally improving market conditions for seaborne metallurgical coal will provide opportunities to increase Fording Coal Partnership’s future sales levels. Sales results can be influenced by a number of factors including supply and demand for metallurgical coal, the lifting schedules of coal customers, weather delays and operating or mechanical problems.

GOVERNANCE OF THE FUND AND NEW FORDING

Governance of the Fund

      The number of Trustees will be a minimum of five and a maximum of eleven. There will be seven Trustees initially. The initial Trustees will be:

Hugh J. Bolton; Michael A. Grandin; Michael Parrett; Harry G. Schaefer; William W. Stinson; Robert J. Wright; and John B. Zaozirny.

      Messrs. Grandin, Schaefer and Zaozirny are currently outside directors of Fording. Messrs. Bolton, Parrett and Wright have been designated by Teck and Mr. Stinson has been designated by Westshore. Messrs. Parrett, Grandin, Schaefer and Zaozirny are unrelated Trustees of Teck, Westshore and the Fund under the TSX Guidelines. A brief biography and description of the principal occupation of each of Messrs. Bolton, Parrett, Stinson and Wright is included at the end of this Section.

      Under the Declaration of Trust, each of Teck and Westshore will be entitled to nominate a number of Trustees proportional to their voting rights in the Trust, provided that each holds a minimum of 10% of such voting rights. However, each have agreed to vote in favour of Trustees, a simple majority of whom, at least, are unrelated to Teck, Westshore and the Fund under the TSX Guidelines.

     Committees

      The Fund will have an Audit Committee and a Governance and Compensation Committee.

      The initial members of the Audit Committee will be Messrs. Grandin, Parrett and Schaefer. The Audit Committee will supervise the public disclosure of the Fund as a public reporting issuer in accordance with applicable laws, including reviewing the quality and integrity of annual and interim financial statements; reviewing its accounting policies and practices; retaining, directing, and monitoring independence of the external auditors; and reviewing the adequacy and effectiveness of the Fund’s system of internal controls and procedures.

      The initial members of the Governance and Compensation Committee will include Messrs. Grandin, Schaefer and Zaozirny. It will be responsible for monitoring Trustee performance, establishing Trustee compensation and developing and monitoring the Fund’s approach to corporate governance issues. Trustees who are not nominated by Teck and Westshore will be responsible for establishing procedures for identifying and recommending nominees as Trustees that are not nominated by Teck or Westshore.

     Special Trust Units

      The Declaration of Trust will provide that an unlimited number of Units and an unlimited number of Special Trust Units will be issuable by the Fund.

      The purpose of the Special Trust Units is to provide voting rights to persons holding Class B Exchangeable Units of the Fording Coal Partnership. Special Trust Units will be issued in conjunction with, and will not be transferable separately from, the Class B Exchangeable Units to which they relate. Conversely, the Special Trust

Units will automatically be transferred upon a transfer of the associated Class B Exchangeable Units. Each Special Trust Unit will entitle the holder thereof to a number of votes at any meeting of Unitholders equal to the number of Units which may be obtained upon the exchange of the Class B Exchangeable Units to which the Special Trust Units relate. The Units and Special Trust Units vote together as a single class on all matters to be considered by Unitholders with no separate class votes. The Special Trust Units will be redeemable for a nominal amount in the event of the exchange of the related Class B Exchangeable Units into Units and will be entitled to receive nominal amounts as distributions and upon liquidation.

     Unitholder Rights Plan

      Teck will be grandfathered under, but otherwise be subject to the Fund’s Unitholder Rights Plan, and Teck and Westshore have agreed to vote their Units in favour of all amendments to such plan provided such amendments do not impose substantially more onerous restrictions on them and will vote in favour of one renewal of the plan for a two year term beyond its initial three year term.

      The governance arrangements with respect to the Fund are otherwise unamended from those set out in the Information Circular.

Governance of New Fording

      New Fording will have a board composed of not more than 13 and not less than seven members. The New Fording board will be initially compromised of nine members. The initial members will be:

James G. Gardiner; Michael A. Grandin; Norman B. Keevil; Michael P. Lipkewich; Michael Parrett; Roger A. Phillips; Harry G. Schaefer; William W. Stinson; and David A. Thompson.

      The directors of New Fording will be elected by the Trustees in accordance with the vote of Unitholders commencing at the first annual meeting of Unitholders to be held in 2004.

      A brief biography and description of the additional proposed directors of New Fording is set out at the end of this Section.

      Messrs. Gardiner, Grandin, Phillips and Schaefer are currently directors of Fording and are unrelated to Teck, Westshore and Fording under the TSX Guidelines, except Mr. Gardiner who is the President and Chief Executive Officer of Fording and will hold the same position with the Fund, New Fording and the Fording Coal Partnership and will be related to New Fording. Messrs. Keevil, Lipkewich, Parrett and Thompson have been designated by Teck, although Mr. Parrett is unrelated to Teck, Westshore and Fording. Mr. Stinson has been designated by Westshore.

      Each of Teck and Westshore will be entitled to nominate a number of directors to the board of New Fording proportional to their voting rights in the Trust, provided that each holds a minimum of 10% of such voting rights. However, each has agreed to vote in favour of a slate of directors, a simple majority of whom, at least, are unrelated to Teck and Westshore under the TSX Guidelines.

     Committees

      New Fording will have an Audit and Pension Committee and a Governance and Compensation Committee.

      The initial members of the Audit and Pension Committee will be Messrs. Grandin, Parrett and Schaefer. The Audit and Pension Committee will supervise the quality and integrity of annual and interim financial statements; including reviewing accounting policies and practices; retaining, directing, and monitoring independence of the external auditors; and reviewing the adequacy and effectiveness of the Fund’s system of internal controls and reviewing the adequacy and effectiveness of New Fording’s and the Fording Coal Partnership’s procedures.

      The initial members of the Governance and Compensation Committee will include Messrs. Grandin, Phillips and Schaefer. The Governance and Compensation Committee will be responsible for monitoring director performance, establishing director and management compensation, and developing and monitoring New Fording’s approach to corporate governance issues. Directors who are not nominated by Teck and Westshore will be responsible for establishing procedures for identifying and recommending nominees as directors that are not nominated by Teck or Westshore.

      The governance arrangements with respect to New Fording are otherwise unamended from those set out in the Information Circular.

     Biographies

      Set out below are the biographies of those persons who will be the initial nominees of Teck as Trustees of the Fund and/or directors of New Fording, as applicable.

Hugh J. Bolton

      Mr. Bolton is a Director of Teck, a position he has held since 2001. He is the Chairman of Epcor Utilities Inc. From 1998 to 1999, he was Managing Partner — International, PricewaterhouseCoopers. From 1991 to 1998, he was Chairman and Chief Executive Officer of Coopers & Lybrand Canada. Mr. Bolton is also a Director of Matrikon Inc. and the Canadian Diabetes Association.

Dr. Norman B. Keevil

      Dr. Keevil is currently Chairman of the Board of Teck, a position he has held since 2001. From 1981 to 2001, he was President and Chief Executive Officer of Teck Corporation, also serving as Chairman from 1989 to 1994. Dr. Keevil is a Director of Aur Resources Inc. and the Mining Association of Canada. He holds an honorary Doctor of Laws from the University of British Columbia, and was The Northern Miner Mining Man of the Year in 1979. Among other honours, Dr. Keevil received a Distinguished Service Award from the Prospectors & Developers Association in 1990, and received the Selwyn G. Blaylock Medal for 1991 from the Canadian Institute of Mining and Metallurgy.

Michael P. Lipkewich

      Mr. Lipkewich is currently Senior Vice President, Mining of Teck, a position he has held since 1993. Prior to 1993, Mr. Lipkewich held successive positions of increasing responsibility in mining operations of Teck and its affiliates, acting as Vice President, Mining from 1988 to 1993. Mr. Lipkewich is a member of the Canadian Institute of Mining and Metallurgy and a professional engineer.

Michael Parrett

      Mr. Parrett is an independent consultant with 20 years experience in the mining industry. From 1991 to 2000, Mr. Parrett was Vice President and Chief Financial Officer of Rio Algom Limited. From 2000 to 2001, Mr. Parrett was President of Rio Algom Limited. In 1999 to 2000, Mr. Parrett became Vice President, Strategic Development & Joint Ventures of Rio Algom Limited. Prior to 1990, Mr. Parrett held various positions with Falconbridge Limited, serving as Vice President, Controller and Chief Financial Officer in 1989. Mr. Parrett is a chartered accountant and a graduate of York University.

William W. Stinson

      Mr. Stinson, a resident of Calgary, is currently the Chairman of Westshore, the Lead Director of Sun Life Financial and a director of Grant Forest Products Ltd. From 1981-1985, Mr. Stinson was President of CPL; from 1985-1991, he was the President and CEO of CPL and from 1991-1996, he was Chairman and CEO of CPL. From 1997-2001, Mr. Stinson was the Chairman of the Executive Committee of United Dominion Industries Inc.

David A. Thompson

      Mr. Thompson is Chief Executive Officer and Deputy Chairman of Teck, a position he has held since July, 2001. From 1994 to 2001, he was President and Chief Executive Officer of Cominco Ltd. From 1980 to 1994, he was Senior Vice President and Chief Financial Officer of Teck Corporation. Mr. Thompson is a Director of the St.

Paul’s Hospital Foundation. He is a graduate of the London School of Economics and the Harvard Business School (Advanced Management Program).

Robert J. Wright, Q.C.

      Mr. Wright is currently the Deputy Chairman of Teck, a position he has held since June, 2000. He was Chairman of Teck Corporation from 1994 to June, 2000. From 1989 to 1993, he was Chairman of the Ontario Securities Commission. Prior to 1989, he was a senior partner in the law firm of Lang Michener. Mr. Wright is a director of the Mutual Fund Dealers Association and the AARC Foundation. He is a member of the Order of Canada.

     Change in Control Agreements

In connection with becoming a public company following completion of the CP arrangement transaction, Fording entered into agreements with certain members of senior management, which provide for the payment of certain severance benefits if (a) a change in control of Fording occurs and (b) within a three-year period following the change in control, the individual’s employment is terminated by Fording other than for cause, retirement or death, or by the individual for certain defined reasons referred to as “good reason” such as a change in responsibilities or a reduction in salary or benefits. In such event, the individual will receive a lump sum change in control payment equal to the compensation that would have been earned through the end of either a 24 or 36 month severance period depending on the individual. In addition to the lump sum severance payment, the change in control agreements provide that the individual is entitled to certain benefits, including payments under Fording’s compensation plans and continuation of certain insurance plan benefits, for the duration of the severance period. Under these agreements, a “change in control” is defined to include: (i) the acquisition by a person, or by persons acting jointly, of 20% of the outstanding voting shares of Fording; (ii) Fording disposing of all or substantially all of its assets; or (iii) the Board of Directors of Fording determining that a change in control has occurred.

      Both the Offer and the Enhanced Arrangement, if consummated, will constitute a change in control for the purposes of the agreements summarized above. Accordingly, if the employment of an individual party to one of these agreements is terminated within three years following the change in control by the employer, other than for cause, retirement or death, or by the executive for good reason (as defined in the agreements), then such individual would be entitled to the severance benefits discussed in the preceding paragraph.

      The changes in the compensation plans of Fording as a result of the Enhanced Arrangement and the contribution of the Fording Contributed Assets to the Fording Coal Partnership could arguably constitute “good reason” under those agreements. All members of senior management who are party to these change in control agreements with Fording have provided acknowledgements to the Corporation indicating that they will not treat the revisions to the compensation plans and the creation of the Partnership described in this Enhanced Arrangement as “good reason” entitling them to the benefits under the change in control agreements.

PROCEDURES FOR THE ENHANCED ARRANGEMENT BECOMING EFFECTIVE

Election Procedure

      Each Participating Shareholder shall have the opportunity to elect either the Cash Option, the Unit Option, or a combination thereof, by signing, dating and mailing the enclosed Election Form indicating such holder’s election. Beneficial Shareholders will receive an election form in the form determined by their intermediary and must use that form. Beneficial Shareholders should return their election form as directed by their intermediary or broker. Registered holders must return the BLUE election form by hand or courier to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Corporate Actions Department), by mail to Computershare Trust Company of Canada, P.O. Box 7021 31 Adelaide St. Toronto, ON M5C 3H2 Attention: Corporate Actions Department or by facsimile transmission to (416) 981-9663 by 1 p.m. (Eastern Standard Time) on December 24, 2002 or such later date if the Board of Directors determine and announce such later date. Any holder who does not deposit a duly completed election form prior to the deadline or otherwise does not fully comply with the requirements of the election form, will be deemed to have elected the Unit Option in respect of its Common Shares. Additional forms may be obtained from Computershare or Georgeson Shareholder.

Steps of Enhanced Arrangement

      The plan of arrangement attached to this Supplement as Appendix “B” (the “Amended Plan of Arrangement”) amends and restates the Plan of Arrangement included as Schedule “A” to Appendix “A” of the Information Circular. The following description of the Enhanced Arrangement is qualified in its entirety by reference to the full text of the Amended Plan of Arrangement.

      The Corporation, Teck and Westshore have entered into the Combination Agreement (see “Combination Agreement”), which provides for the implementation of the Enhanced Arrangement. The Combination Agreement contains covenants of each of the Corporation, Teck and Westshore and various conditions which must be satisfied or waived before the parties will be required to effect the Enhanced Arrangement.

      The Enhanced Arrangement will become effective on the Effective Date, and on such date, except as otherwise noted, each of the events below shall occur and shall be deemed to occur at the Effective Time in the following sequence without further act or formality or other action by any Securityholder:

(a)	The Shareholder Rights Plan will be terminated;

(b)	Each outstanding Common Share held by a Small Non-Board Lot Holder will be cancelled by Fording in consideration for the payment of an amount in cash equal to the Common Share Trading Price;

(c)	FCL will transfer beneficial ownership of certain of the Fording Contributed Assets into the Partnership as a capital contribution to the Partnership in exchange for the assumption of obligations, the Partnership Promissory Note and Class A Units;

(d)	Fording and FCL will amalgamate to form FCL Amalco;

(e)	The New Non-Voting Shares and the New Voting Shares will be created as authorized classes of shares of FCL Amalco;

(f)	Each outstanding FCL Amalco Common Share held by Participating Shareholders will be exchanged for one New Voting Share and one New Non-Voting Share, all such FCL Amalco Common Shares so exchanged will be cancelled, and thereafter the FCL Amalco Common Shares will cease to be an authorized class of shares of FCL Amalco;

(g)	Contemporaneously with the transaction set forth in item (f) above, each outstanding Option will be exchanged for an option to purchase one New Non-Voting Share (the “New Option”) and the exercise price under the New Option will be equal to the excess of (i) the exercise price of the outstanding Option over (ii) the excess of (A) the fair market value of an FCL Amalco Common Share immediately prior to the share exchange referred to in item (f) over (B) the fair market value of a New Non-Voting Share immediately after the share exchange referred to in item (f), and thereafter the outstanding Option will be cancelled;

(h)	Each New Voting Share held by a Participating Shareholder will be acquired by Subco in exchange for the issuance of one Subco Nominal Note;

(i)	Subject to pro-ration, each New Non-Voting Share and Subco Nominal Note held by a Participating Shareholder (other than a Long Term Holder) who has elected the Cash Option will be acquired by the Fund in exchange for the issuance of one Fund Note;

(j)	Subject to pro-ration, each New Non-Voting Share and Subco Nominal Note held by a Participating Shareholder (other than a Long Term Holder) who has elected the Unit Option will be acquired by the Fund in exchange for the issuance of one Unit;

(k)	Each New Non-Voting Share held by a Long Term Holder will be acquired by Subco in exchange for the issuance of one Subco Promissory Note, one Subordinated Note and one Subco Preferred Share;

(l)	Subject to pro-ration, the Subco Nominal Notes, Subco Promissory Notes, Subordinated Notes and Subco Preferred Shares held by each Long Term Holder who has elected the Cash Option will be acquired by the Fund in exchange for the issuance of one Fund Note for each New Non-Voting Share held by the Long Term Holder immediately before the exchange referred to in item (k);

(m)	Subject to pro-ration, the Subco Nominal Notes, Subco Promissory Notes, Subordinated Notes and Subco Preferred Shares held by each Long Term Holder who has elected the Unit Option will be acquired by the Fund in exchange for the issuance of one Unit for each New Non-Voting Share held by the Long Term Holder immediately before the exchange referred to in item (k);

(n)	The Exchange Option Plan will become effective;

(o)	Each New Option will be exchanged for one Exchange Option and the exercise price under the Exchange Option will be:

(i)	the exercise price under the original Option for which the New Option was exchanged, or

(ii)	such other amount determined by the Trustees of the Fund as required to ensure that the “in-the-money” amount of the Exchange Option, immediately after the exchange, will be equal to the “in-the-money” amount of the corresponding original Option immediately before the exchange referred to in item (f), and the New Option will be cancelled;

(p)	The Initial Unit will be redeemed by the Fund for an amount equal to its fair market value;

(q)	Each New Non-Voting Share held by the Fund will be acquired by Subco in exchange for the issuance of one Subordinated Note, one Subco Preferred Share and one Subco Promissory Note;

(r)	The Subco Nominal Notes held by the Fund will be repaid by Subco by the payment of cash equal to their principal amount;

(s)	An amount equal to $255 million will be repaid by Subco on the Subco Promissory Notes by a cash payment equal to that amount;

(t)	FCL Amalco will amalgamate with Subco to form New Fording;

(u)	Teck will contribute to the Partnership $200 million of cash and will transfer into the Partnership beneficial ownership of the Teck Contributed Assets in exchange for assumption of obligations and the issue of approximately 22,725,690 Class B Exchangeable Units;

(v)	Each of Teck and Westshore will pay $170 million to the Fund to purchase 5 million Units each from the Fund at a price of $34.00 per Unit;

(w)	New Fording will transfer beneficial ownership of the remainder of the Fording Contributed Assets into the Partnership in exchange for the issue of Class A Units;

(x)	The Partnership Promissory Note will be repaid by the Partnership by the payment of cash equal to its principal amount;

(y)	The balance of the Subco Promissory Notes will be repaid by New Fording by the payment of cash equal to their principal amount;

(z)	The Fund Notes will be repaid by the Fund by the payment of cash equal to their principal amount (and the Fund will hold such payment on behalf of the recipients until payment thereof in accordance with the Plan of Arrangement);

(aa)	The Existing Option Plans will be terminated and all rights and entitlements of participants under such plans will be terminated; and

(bb)	The Special Trust Units will be issued to Teck for nominal consideration.

Adjustments to Cash Option and Unit Option Elections

      The Maximum Cash Amount will be paid and a number of Units equal to the Maximum Unit Amount will be issued in their entirety as the consideration under the Enhanced Arrangement. If more than the Maximum Cash Amount is elected pursuant to the Cash Option it will be necessary to pro-rate the Maximum Cash Amount among those holders who elected to receive cash and pay the balance of the Elected Cash Amount in Units. If a number of Units greater than the Maximum Unit Amount is elected pursuant to the Unit Option it will be necessary to pro rate the Unit Amount among those holders who elect to receive Units and pay the balance of the Elected Unit Amount in cash in an amount equal to $34.00 per Unit. The manner of pro-ration is described below.

      The Maximum Cash Amount represents the maximum amount of cash available to Shareholders who elect the Cash Option either in whole or in part. In the event that the aggregate number of Common Shares in respect of which Participating Shareholders have elected the Cash Option multiplied by $34.00 (being the “Elected Cash Amount”) exceeds the Maximum Cash Amount, then the amount of cash received by Participating Shareholders who have elected the Cash Option will be pro-rated (based upon the number of Common Shares in respect of which the Cash Option was elected by each Participating Shareholder) and such Participating Shareholders will receive the balance of their consideration in the form of Units at an issue price of $34.00 per Unit.

      The Maximum Unit Amount will be approximately 27,199,090 based on a total number of Common Shares as of November 15, 2002 of 50,656,443, and 75,000 Common Shares being held by Small Non-Board Lot Holders, and assuming no change due to the exercise of Options (of which 776,034 were outstanding on November 15, 2002). The Maximum Unit Amount represents the maximum number of Units available to Shareholders who elect the Unit Option either in whole or in part. On a fully diluted basis, if all options were exercised prior to the Effective Time, this number would be increased to approximately 50.9 million Units. In the event that the number of Common Shares in respect of which Participating Shareholders have elected to receive the Unit Option (the “Elected Unit Amount”) would result in the issuance of a number of Units in excess of the Maximum Unit Amount, then the number of Units received by Participating Shareholders who have elected the Unit Option will be pro-rated (based upon the number of Common Shares in respect of which the Unit Option was elected by each Participating Shareholder) and such Participating Shareholders will receive the balance of their consideration in the form of cash in an amount equal to $34.00 for each Common Share.

Conditions to the Enhanced Arrangement

      The completion of the Enhanced Arrangement is subject to the satisfaction of a variety of conditions, including those described below.

Securityholder Approval

      The Enhanced Arrangement will not be completed unless the Amended Arrangement Resolution providing for the Enhanced Arrangement is approved by the affirmative vote of at least two-thirds of the votes cast by Securityholders, voting in person or by proxy, at the Meeting.

Combination Agreement

      The Combination Agreement contains a variety of representations, warranties, covenants and conditions which are to be materially true and correct and materially satisfied prior to completion of the Enhanced Arrangement. See “Combination Agreement”.

Court Approval

      The final order must be granted in a form and in substance satisfactory to each of Fording, Teck and Westshore and shall not have been modified or set aside in a manner unacceptable to Fording, Teck or Westshore.

Credit Facilities

      New Fording shall have obtained credit facilities in the aggregate of $500 million of which $255 million will be available to fund part of the Cash Option. See “New Fording Credit Facilities”. In this regard, the availability of the New Fording Facilities would satisfy this condition.

Stock Exchange Approval

      The completion of the Enhanced Arrangement is conditional on Fording obtaining the approval of the TSX to the issuance and the listing on the TSX of the Units to be distributed to its Shareholders pursuant to the Enhanced Arrangement. Further, the Units must also be listed on the NYSE, subject to receipt of any official notice of issuance.

Competition Act Approval

      The Competition Act requires a pre-merger notification to the Commissioner of Competition (the “Commissioner”) for transactions that exceed certain financial thresholds and, in case of the acquisition of an interest in a combination, that exceed an additional threshold relating to the proportion of the profits of the combination or its assets on dissolution to which the person or persons acquiring the interest is or are entitled.

      If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed. The parties to the transaction may choose to file either a short form (generally with a 14 day waiting period) or a long form (with a 42 day waiting period) pre-merger notification filing, but, if the parties file a short form, the Commissioner may, within 14 days, require a long form, in which case the proposed transaction generally may not be completed until 42 days after the parties file a long form.

      The Commissioner’s review of a transaction may take longer than the statutory waiting period, depending upon whether the transaction is classified by the Commissioner as non-complex, complex or very complex.

      Whether or not a pre-merger filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a “merger” (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved.

      The transactions contemplated by the Amended Plan of Arrangement require pre-merger notification to the Commissioner and would be a “merger” for the purposes of the merger provisions of the Competition Act. The parties made a short form pre-merger notification filing in respect of the Combination Agreement on December 5, 2002 and as a result the 14 day waiting period will end on December 19, 2002. The parties have requested that the Commissioner issue a “no action” letter indicating that he is of the view that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction. During the three years following completion of the proposed transaction the Commissioner may initiate proceedings should circumstances change.

      Fording does not believe that any action, other than the pre-merger notification filing, is required in connection with the Amended Plan of Arrangement under the Competition Act or that the Commissioner would have grounds to apply to the Competition Tribunal for an order of the type referred to above. Nevertheless, there can be no assurance that a challenge to the Amended Plan of Arrangement on Canadian competition law grounds will not be made or, if such challenge is made, of the results.

Competition Approval in Other Jurisdictions

The United States

      The Amended Plan of Arrangement does not require any filings or notifications under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The European Union

      Fording and Teck conduct business in member states of the European Union. The Enhanced Arrangement does not fulfill the criteria for notification and approval pursuant to European Council Regulation No. 4064/89 and is thus subject to review by individual member states of the European Union under their antitrust laws. Notification of the Enhanced Arrangement is required in Germany and Belgium.

      Germany: Under the Act Against Restraints of Competition of 27 July 1957, as amended in May 1998 (the “ARC”), certain transactions may not be consummated until the German Federal Cartel Office (the “Bundeskartellamt”) has cleared the transaction or the relevant waiting periods have expired without the Bundeskartellamt having prohibited the transaction. Under the applicable provisions of the ARC (Sections 40 and 41), the Enhanced Arrangement may not be consummated until the expiration of a one month waiting period following the filing of a complete notification unless the Bundeskartellamt has previously cleared the Enhanced Arrangement, subject to extension in certain circumstances. Fording and Teck intend to submit a notification with the Bundeskartellamt shortly and will seek approval of the Enhanced Arrangement by the Bundeskartellamt prior to the expiration of the initial one month waiting period.

      Belgium: Pursuant to the Belgian Law of August 5, 1991 on the Protection of Economic Competition, as amended April 26, 1999, transactions having a Belgian dimension must provide notice to the Competition Council (the “Council”). The Competition Service, a department within Belgium’s Ministry of Economic Affairs, is responsible for investigating transactions. The Reporter, the official of the Competition Service responsible for a particular case files a report to the Council. The Council must make a determination regarding the legality of the transaction within 45 days of submission of a notification. The Council generally follows the conclusions of the Reporter. During this period, the Parties cannot take any irreversible measure which would lead to a lasting change in the market structure in Belgium. Should the Council not have made a determination prior to the Effective Date, the Parties intend to implement the Enhanced Arrangement outside of Belgium, but to take no irreversible measures in Belgium until clearance is obtained from the Council. Fording and Teck intend to submit a notification to the Council shortly.

      Brazil: Under the Antitrust Law of June 11, 1994, certain transactions must be brought to the attention of the Administrative Council for Economic Defense (the “CADE”) within 15 days after either the execution of a transaction or the execution of a binding document, or whichever event may occur first. There are no waiting periods involved in the process. Consequently, transactions may be closed prior to approval by the authorities. Fording and Teck intend to submit a notification to the CADE shortly.

      Mexico: Under the Federal Law on Economic Competition and the Regulations of the Law, the Federal Competition Commission (the “Commission”) must be notified of certain transactions. With respect to transactions entered into outside Mexico, the notification must be filed prior to such transaction having effect in Mexico. Fording and Teck are currently assessing whether a filing is required with the Commission. There is no waiting period contained within the Federal Law on Economic Competition, and should a filing be required, the parties would be free to close the Enhanced Arrangement immediately following the submission of the filing with the Commission, although the Commission may challenge a transaction after the notification is filed.

      Fording and Teck are currently assessing whether filings are required in any other jurisdictions. Although Fording and Teck believe that the Enhanced Arrangement will not violate any applicable antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made in one or more foreign jurisdictions before or after closing and no assurance as to the result of such a challenge.

FORDING COAL PARTNERSHIP

      The following is a summary of the material attributes and characteristics of the Fording Coal Partnership, the partnership to be formed by New Fording and Teck pursuant to the Partnership Agreement. The following summary also describes the exchange rights granted by New Fording and the Fund to Teck, as holder of Class B Exchangeable Units, pursuant to the Exchange Agreement.

General

      The Fording Coal Partnership will be a general partnership established under the laws of the Province of Alberta to carry on the business of producing and selling metallurgical and thermal coal. In connection with such business, the Fording Coal Partnership can own, operate and lease assets and property, borrow money, make investments and hold other direct or indirect rights and engage in activities properly ancillary and incidental thereto.

Partnership Management Committee

      The operation of the Fording Coal Partnership will be supervised by a partnership management committee which will be comprised of two members appointed by Teck and three members appointed by New Fording (the “Partnership Management Committee”). The initial New Fording appointees to the Partnership Management Committee are Messrs. Gardiner, Popowich and Hagerman and the initial Teck appointees are Messrs. Lipkewich and Taylor.

      The number of Partnership Management Committee members that Teck is authorized to nominate will be reduced to one, and then to none, in the event that its interest in the Fording Coal Partnership falls to 50% or to 25%, respectively, of its initial Partnership interest.

      The New Fording nominees to the Partnership Management Committee will be appointed by resolution of the board of directors, which resolution must also be approved by a simple majority of the directors of New Fording that are unrelated to Teck, Westshore and New Fording. See “Governance of the Fund and New Fording”.

      Depending on Teck’s ownership interest in the Fording Coal Partnership, certain matters to be directed by the Partnership Management Committee will require the approval of each of New Fording’s and Teck’s appointees; further, certain matters will require the approval of all Partners, as described below.

Special Majority Matters

      Notwithstanding the foregoing, certain matters will require approval of all the Partners. For example, the Partnership Agreement will provide that the following matters require unanimous approval of the Partners, provided Teck holds not less than 25% of its initial Partnership interest (a “Special Resolution”):

(a)	merger, arrangement, or other similar transaction involving substantially all of the business or assets of the Fording Coal Partnership;

(b)	reorganization of the structure of the Fording Coal Partnership in a manner that would materially and adversely affect the tax or financial consequences to a partner;

(c)	any change in the distribution policy of the Fording Coal Partnership;

(d)	a voluntary bankruptcy/insolvency proceeding or steps for the appointment of a receiver in respect of any material part of the business or assets of the Fording Coal Partnership;

(e)	liquidation of the Partnership’s assets or dissolution of the Fording Coal Partnership;

(f)	admission of new partners, other than wholly-owned subsidiaries or affiliates of a Partner;

(g)	issue of new Partnership Units;

(h)	suspending any of the operations of the Partnership’s business for a term in excess of one year;

(i)	annual capital requirements not included in an approved budget in excess of $10 million;

(j)	a decision to continue the Fording Coal Partnership if the Partnership is terminated by operation of law; or

(k)	a decision to amend, modify, alter or repeal any Special Resolution.

Supermajority Matters

      Certain other matters must be approved by each of New Fording’s and Teck’s appointees to the Partnership Management Committee. For example the Partnership Agreement will provide that the following matters require the approval of either (i) four members of the Partnership Management Committee or (ii) three members of the Partnership Management Committee including one nominee of each of New Fording and Teck:

(a)	approval of the annual operating and capital plans or budget, including any material amendment thereto, prior to its expiry;

(b)	any sale, lease, exchange, transfer, disposition or assignment of material assets of the Fording Coal Partnership other than as contemplated by the annual operating and capital plans and budget;

(c)	institution or settlement of litigation in amounts in excess of $500,000;

(d)	reserves for working capital and capital expenditures other than as contemplated by the annual operating and capital plans and budget;

(e)	hedging transactions other than as contemplated by the annual operating and capital plans and budget;

(f)	any delegation of the powers of the Partnership Management Committee to management of the partnership; and

(g)	any borrowings in excess of the $100 million available under the Partnership’s operating facility.

Partnership Units

      The Fording Coal Partnership is entitled to issue two classes of partnership interests: Class A Units and Class B Exchangeable Units. The two classes of Partnership Units will carry equal rights in respect of cash distributions and the allocations of net income and losses of the Fording Coal Partnership.

      Approximately 37,586,909 Class A Units will be issued to Fording in consideration for the contribution of the Fording Contributed Assets, and approximately 22,725,690 Class B Exchangeable Units will be issued to Teck in consideration for the contribution of its Teck Contributed Assets and the $200 million cash invested in the Fording Coal Partnership. The Class B Exchangeable Units will be exchangeable for Units of the Fund in accordance with the provisions and restrictions of the Exchange Agreement.

      Holders of Partnership Units will be entitled to receive notice of, to attend and to vote at, all meetings of the Partners of the Fording Coal Partnership. Each Partnership Unit entitles the holder thereof to one vote.

Distributions

      The Fording Coal Partnership will make monthly cash distributions to its Partners of their pro-rata portion of Partnership distributable cash for any month.

Allocation of Net Income and Losses

      The income or loss of the Fording Coal Partnership for each fiscal year will be allocated to the Partners in proportion to their respective interests in the Fording Coal Partnership.

Exchange Agreement

      Under the Exchange Agreement, subject to any applicable regulatory approvals, the Class B Exchangeable Units will be indirectly exchangeable by Teck for Units on a one-for-one basis at any time, unless the exchange would jeopardize the Fund’s status as a “unit trust”, “mutual fund trust” or “registered investment” under the Canadian Tax Act or cause Units to be considered “foreign property” for purposes of the Canadian Tax Act.

      The exchange right is described in more detail in Schedule 2.3(b) to the Combination Agreement. The exchange right will be subject to a substantial minimum exchange amount (two million units) and will be subject to the customary anti-dilution provisions. Teck may issue a preliminary notice of exchange no more than once in any twelve month period and ten times in total. If on any exchange Teck would thereafter hold less than 10% of the total outstanding Class A Units and Class B Exchangeable Units, then Teck shall exchange all its remaining Class B Exchangeable Units. The exchange right may not be exercised if the Fund has securities on distribution under a prospectus.

      At the time of the exchange, Teck may be entitled to an adjustment amount calculated to compensate Teck for the proportionate value of indebtedness that it will implicitly assume on exchange of its Class B Exchangeable Units, while crediting New Fording for the net value of its Industrial Minerals Operations or other assets which it holds outside of the Fording Coal Partnership.

      The adjustment amount will be determined by a valuator selected by the Fund and acceptable to Teck. The Fund may satisfy such adjustment obligation by incurring additional indebtedness or issuing Units at the then current market value (based on a twenty day weighted average price). If the Fund chooses to satisfy the obligation in cash and cannot borrow such funds on reasonable commercial terms, it may issue a subordinated note to Teck with a two year term, bearing interest at a rate equal the greater of (i) that paid by New Fording on its credit facilities plus 150 basis points, or (ii) the yield on two year term Canada bonds plus 300 basis points, prepayable at any time in cash or Units (at their then fair market value). All determinations of the Fund or New Fording in respect of an exchange by Teck shall be made by Trustees or directors of New Fording who are independent of Teck under the TSX Guidelines.

      If Teck were to currently exchange its Partnership Units and the Fund were to satisfy its obligations with respect to the adjustment by the issue of Units, at an assumed Unit price of $34.00, Teck’s interest in the Fund would be approximately 51% of the Fund, Westshore’s interest in the Fund would be approximately 7.5% and the interest of the Fording Shareholders would be approximately 41.5%. The number of Units issued upon any exchange if the Fund chooses to issue Units will be a function of the level of Fund and New Fording indebtedness, the value of all Fund assets other than the Fording Coal Partnership and the Unit trading price at the time of such exchange.

NEW FORDING CREDIT FACILITIES

      In the event the Enhanced Arrangement is completed, Fording’s existing credit facility would not be appropriate for use, either by the Fording Coal Partnership or New Fording, as it contains covenants that would technically be violated by New Fording’s anticipated capital structure following completion of such transaction. Fording, on behalf of New Fording and the Fording Coal Partnership, has therefore obtained a joint commitment from two Canadian Chartered banks for a credit facility in the aggregate amount of $600 million (the New Facilities) comprised of the following tranches:

          New Fording

(a)	Tranche A – $100 million to be made available in the form of an extendable 364 day revolving, one year term-out non-revolving, credit facility;

(b)	Tranche B – $145 million to be made available in the form of a two year non-revolving term credit facility;

(c)	Tranche C – $255 million to be made available in the form of a two year non-revolving term credit facility; and

          Fording Coal Partnership

(d)	Tranche D – $100 million to be made available to the Fording Coal Partnership in the form of an extendable 364 day revolving, one year term-out non-revolving, credit facility.

      Tranche A and Tranche D will be available to New Fording and the Fording Coal Partnership, respectively, for general purposes. The New Fording Tranche B will be available to New Fording by way of a single drawdown for the exclusive purpose of repaying the existing Fording facility. Tranche C will be available to Subco for the exclusive purpose of funding a portion of the funds required for the Cash Option by way of a single drawdown to be effected by January 31, 2003. Fifty percent of the amounts drawn under Tranche B and Tranche C facilities are repayable in one year, the balance upon maturity.

      The New Facilities, other than Tranche D, will be secured by a guarantee by the Fording Coal Partnership, limited in recourse as against Teck to the assets of the Partnership and Teck’s interest therein, a general security interest over the assets of New Fording and an assignment of New Fording’s interest in the Fording Coal Partnership. The New Facilities also provide covenants relating to the ratio of consolidated EBITDA (less sustaining capital and consolidated cash income tax expense) to consolidated interest expense on senior debt(as defined in the New Fording Facility), of consolidated senior debt to consolidated EBITDA, of consolidated assets to consolidated senior debt, as well as negative covenants that include restrictions on the disposition of core mining assets. The New Facilities preclude a distribution by the Fording Coal Partnership to the Partners or by New Fording to the Fund during the continuance of an event of default or if the making of such distribution would result in an event of default. The facility fees and margins assessed in connection with the New Facilities are typical of fees and margins charged by lenders to comparable entities. The arranging banks have the right to syndicate the New Facilities upon consultation with New Fording.

OTHER INFORMATION REGARDING THE ENHANCED ARRANGEMENT

Treatment of Optionholders

      Optionholders are treated under the Enhanced Arrangement in the same manner as they would have been treated under the Arrangement described in the Information Circular.

Treatment of Small Non-Board Lot Holders

      Small Non-Board Lot Holders are treated under the Enhanced Arrangement in substantially the same manner as they would have been treated under the Arrangement described in the Information Circular. However, a small non-board lot holder who elects to receive Units rather than have such holder’s Common Shares purchased for cash at the Common Share Trading Price may be subject to pro-rationing in the event that the Elected Unit Amount exceeds the Maximum Unit Amount in which case the small non-board lot holder would receive a portion of cash consideration. Any cash amounts paid to Small Non-Board Lot Holders whose Common Shares are purchased at the Common Share Trading Price will not serve to reduce the quantum of the Maximum Cash Amount.

INFORMATION REGARDING THE TECK CONTRIBUTED ASSETS

     Coal Operations

      The Elkview Mine is an open pit coal mine located in the Elk Valley in southeastern British Columbia. The mine has a current annual design capacity of 6 million tonnes of clean coal with an ability to expand to 7 million tonnes with modest additional capital expenditures. In 2001, the mine produced approximately 5.5 million tonnes of metallurgical coal (2000 — 4.1 million tonnes) and mined approximately 100.7 million tonnes of waste (2000 — 74.3 million tonnes). In the 9 months ended September 30, 2002 the mine produced approximately 4.25 million tonnes of clean coal (2001 — 4.0 million tonnes), and mined approximately 82.3 million tonnes of waste (2001 — 74 million tonnes).

      Elkview Mine’s operating profit was $74 million for the year ended December 31, 2001, and $75 million for the 9 months ended September 30, 2002. The increase in 2002 was mainly due to higher coal prices and increased sales.

      The property comprising the Elkview Mine consists of eight coal licenses (which have a 20-year life and are automatically renewable on a yearly basis) and fee simple lands including coal rights and covers a surface area of approximately 23,000 hectares. The mine is accessed by an all-weather highway which connects Alberta with British Columbia. The mine operates on a continuous basis, 24 hours a day, 365 days a year, with approximately 690 personnel. The mine has been operating on a nearly continuous basis for over 30 years under a mining permit granted under the Mines Act (British Columbia). Remediation and reclamation permits are in place to permit all facets of the mining process. Additional permits will be required in the future in respect of the location of additional dumps and tailings impoundment areas that will be required as mining operations proceed.

      The mine proper and the associated fee simple lands at Elkview Mine cover a portion of the Crowsnest coal field that runs from just north of the Elkview property to 20 kilometers south of the Town of Fernie, British Columbia. The mineral reserves associated with the Elkview Mine lie in the Mist Mountain formation of the Crowsnest coal field with the mine exploiting 16 coal seams in the area of Baldy and Natal Ridge, just outside the Town of Sparwood, British Columbia, bounded by Michel Creek to the south and the Elk River to the west.

      Annual in-fill drilling programs are conducted to confirm and update the geological model used to develop the yearly mine plans.

      The coal produced is a high quality mid-volatile hard coking coal. Lesser quantities of lower grade hard coking coal are also produced and make up roughly 30% of the total production. The Elkview Mine uses conventional open pit truck/shovel mining methods and has developed a 40-year mine plan to develop the mineral reserve. The preparation plant, which has a capacity of 7 million tonnes per year of clean coal, is a conventional coal washing plant, using standard technology of cycloning and heavy media flotation.

      Coal is transported by rail to the Roberts Bank coal port near Vancouver operated by Westshore Terminals Ltd., a subsidiary of Westshore, for shipment to customers in several countries at annually negotiated prices.

Reserves and Resources

      Reserves and resources as at December 31, 2001 have been estimated by Teck in accordance with National Instrument 43-101 (the “National Instrument”), under the supervision of Carel van Endenburg, P. Eng., who is a qualified person for purposes of the National Instrument. Mr. van Endenburg is an employee of Elkview Coal Corporation, a subsidiary of Teck. The estimates of coal reserves and resources set forth below incorporate assumptions believed to be reasonable by Teck with respect to coal prices, mining dilution, yields and operating costs, and are based upon parameters and methodologies deemed appropriate by Mr. van Endenburg. Reserves and resources of coal at Elkview Mine are expressed in tonnes of clean coal.

Elkview Mineral Reserves and Resources

	Mineral Reserves		Resources

	Proven	Probable	Measured	Indicated	Inferred

	Tonnes	Tonnes	Tonnes	Tonnes	Tonnes
	(000’s)	(000’s)	(000’s)	(000’s)	(000’s)
Coal	167,900	92,200	20,500		880,000

COMBINATION AGREEMENT

      The following summary of the Combination Agreement is qualified in its entirety by the text of the Combination Agreement which is attached to this Supplement as Appendix D. Reference should be made to the full text of the Combination Agreement.

Combination Agreement

      The Combination Agreement provides for the following agreements of Fording, Teck and Westshore, and steps in the Amended Plan of Arrangement:

(a)	prior to the Effective Time, Fording and Teck will enter into the Partnership Agreement and establish the Partnership;

(b)	Fording and New Fording will convey certain of the Fording Contributed Assets to the Partnership in exchange for Class A Units representing 62.3% of the Partnership Units and $200 million in cash;

(c)	Teck will contribute the Teck Contributed Assets and $200 million to the Partnership (the “Teck Contribution”) in exchange for Class B Exchangeable Units representing 37.7% of the Partnership Units;

(d)	the mandatory $3.00 per Common Share cash payment and Unit exchange will be replaced with the ability of Shareholders to elect to receive either: (a) the Unit Option (b) the Cash Option, or (c) a combination of the Cash Option and the Unit Option subject to pro-ration;

(e)	Teck will pay $170 million to the Fund to purchase five million Units for a price of $34.00 per Unit (the “Teck Subscription”);

(f)	Westshore will pay $170 million to the Fund to purchase five million Units for a price of $34.00 per Unit (the “Westshore Subscription”);

(g)	Subco will borrow $255 million and make such funds available to the Fund for payment of the Cash Option so that, together with the Teck Contribution, the Teck Subscription and the Westshore Subscription, an aggregate of $795 million will be available to fund the Cash Option;

(h)	the entire $795 million from the above sources will be paid to Shareholders pursuant to the Enhanced Arrangement; and

(i)	the Fund will issue Units to Shareholders equal to the number of outstanding Common Shares at the Effective Date less 23,382,353.

Related Agreements

      In connection with the execution of the Combination Agreement, Fording, Teck and Westshore have agreed to matters relating to the Fording Coal Partnership, exchange rights, governance and terminal services. Fording, Teck and Westshore have agreed to deliver the Partnership Agreement, the Exchange Agreement, the Governance Agreement and the Terminal Agreement at the closing of the Enhanced Arrangement.

Representations and Warranties

      The Combination Agreement contains certain customary representations and warranties of Fording and Teck relating to, among other things, their due incorporation, and their respective good standing, organization, capitalization, operations, financial condition, disclosure, compliance, taxes, benefit plans, employees, and other matters, including their authority to enter into the Combination Agreement and to consummate the Enhanced Arrangement.

      The Combination Agreement also contains certain representations of Westshore relating to, among other things, its valid existence, good standing, organization, cash resources, and its authority to enter into the Combination Agreement and to consummate the Enhanced Arrangement.

Covenants of Fording, Teck and Westshore

      The Combination Agreement contains customary covenants by Fording. Among other things, Fording has agreed (a) to seek the approval of the Securityholders to the Enhanced Arrangement; (b) to seek and obtain the Regulatory Approvals; (c) to make any and all filings with Governmental Authorities relating to the Enhanced Arrangement; (d) to obtain all necessary waivers, consents and approvals to any material contracts; (e) to carry out the terms of the Interim Order and apply to the Court for the Final Order; and (f) to comply promptly with all requirements of applicable Laws.

     Cease Negotiations

      Pursuant to the Combination Agreement, Fording agreed to cease and cause to be terminated all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, and request and enforce the return or destruction of all confidential information provided in connection therewith.

Non-Solicitation

      The Combination Agreement provides that Fording will not, directly or indirectly, through any officer or director of Fording, or any of its subsidiaries, (a) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal; (c) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (d) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal.

      Notwithstanding the foregoing, nothing in the Combination Agreement prevents the Board of Directors from, among other things, (a) considering or participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information in response to an unsolicited bona fide written Acquisition Proposal, or (b) withdrawing, modifying or qualifying (or publicly proposing to withdraw, modify or qualify), in any manner adverse to Teck or Westshore, the approval or recommendation of the Enhanced Arrangement by the Board of Directors if the Board of Directors concludes in good faith, after consultation with its outside legal and financial advisors, that any required financing of such Acquisition Proposal is reasonably likely to be obtained; and (c), in the case of (a) above that it is reasonably likely that the Board of Directors could determine that such Acquisition Proposal is a Superior Proposal; or (d), in the case of (b) above, that the Acquisition Proposal constitutes a Superior Proposal.

Right of First Refusal

      Fording has agreed not to enter into any agreement, arrangement or understanding regarding a Superior Proposal (a “Proposed Agreement”) without providing Teck and Westshore with an opportunity to amend the Combination Agreement to provide for consideration and financial terms which are, in the Board of Directors’ sole discretion, financially equal or superior to those contained in the Proposed Agreement, with the result that the Superior Proposal would cease to be a Superior Proposal (the “Right of First Refusal”).

      Fording has also agreed to provide Teck and Westshore with a copy of any Proposed Agreement, as executed by the person making the proposal, as soon as possible and in any event not less than four business days prior to its proposed execution by Fording. In the event Teck and Westshore agree to amend the Combination Agreement so that it would be financially equal or superior to the Proposed Agreement, Fording has covenanted to not enter into the Proposed Agreement and to work with Teck and Westshore to amend the Combination Agreement and no Break Fee will be payable in respect of the Proposed Agreement.

Conditions Precedent

Mutual Conditions

      The Combination Agreement provides that the respective obligations of Fording, Teck and Westshore to complete the Enhanced Arrangement are subject to the satisfaction or waiver, on or before the closing time, of the following conditions precedent:

(a)	the Arrangement Resolution must be approved at the Meeting in accordance with the Interim Order;

(b)	the Final Order must be granted in form and substance satisfactory to Fording, Teck and Westshore, each acting reasonably, and not set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

(c)	New Fording must have in place credit facilities in the aggregate of $500 million, of which $255 million must be available for distribution to fund the Cash Option;

(d)	the Articles of Arrangement and all necessary related documents filed with the CBCA Director in accordance with the Enhanced Arrangement must be in form and substance satisfactory to each of the parties, and must be accepted for filing by the Director together with the Final Order;

(e)	no action must be taken under any existing applicable law or regulation, nor any statute, rule, regulation or order, which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, and no order or decree of any such entity may be in force that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Enhanced Arrangement or any of the other transactions contemplated herein, or results in any judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein, or imposes or confirms material limitations on the ability of the Fund to issue Units or effectively exercise full rights of ownership of the securities of New Fording, including, without limitation, the right to vote any such securities;

(f)	the regulatory approvals and third party approvals including consents and approvals required under the CP Arrangement Agreement, the CPR Agreement and the Genesee Agreements, as well as the FX Acknowledgements and coal sales agreements must be obtained or satisfied on terms and conditions satisfactory to Teck, Westshore and Fording acting reasonably;

(g)	other than the regulatory approvals, all consents, waivers, permits, orders and approvals of any governmental authority, and the expiry of any waiting periods, in connection with, or required to permit the consummation of the Enhanced Arrangement, the failure of which to obtain or the non-expiry of which would constitute a criminal offence or would have a material adverse effect on Teck, Westshore or Fording, as the case may be, must be obtained or satisfied on terms that could not reasonably be expected to have a material adverse effect on Teck, Westshore and/or Fording;

(h)	there may be no actual change or amendment to, or any proposal by the Minister of Finance (Canada) or Internal Revenue Service to change or amend, the Canadian Tax Act, or U.S. Tax Code, as applicable or to any applicable provincial tax legislation or the regulations thereunder or any publicly stated administrative position or practice in relation thereto, which individually or in the aggregate, directly or indirectly, has or could reasonably be expected to have any material adverse effect on the benefits anticipated to be enjoyed by Securityholders upon consummation of the Enhanced Arrangement;

(i)	the approval of the TSX to the conditional substitutional listing of the Units to be issued pursuant to the Enhanced Arrangement must be obtained, subject only to the filing of required documents and such Units must also be listed by the NYSE, subject to official notice of issuance; and

(j)	the Combination Agreement must not be terminated.

Conditions in Favour of Teck and Westshore

      The Combination Agreement provides that the respective obligations of each of Teck and Westshore to complete the Enhanced Arrangement is subject to the fulfilment of additional conditions, each of which may be waived by Teck and Westshore acting jointly:

(a)	all covenants of Fording under the Combination Agreement must be performed by Fording in all material respects;

(b)	the representations and warranties of Fording in the Combination Agreement must be true and correct in all material respects at the closing time;

(c)	the Board of Directors must adopt all necessary resolutions, and all other necessary corporate action must be taken by Fording and its subsidiaries to permit the consummation of the Enhanced Arrangement;

(d)	there may not have occurred or have been disclosed to the public if previously undisclosed to the public, Teck or Westshore, a material adverse change to Fording; and

(e)	the Exchange Agreement, the Governance Agreement and the Terminal Agreement must be executed and delivered to the other parties, as applicable, by Fording.

Conditions in Favour of Fording

      The Combination Agreement provides that the obligation of Fording to complete the Enhanced Arrangement is subject to the fulfilment of a number of additional conditions, each of which may be waived by Fording, including the following:

(a)	all covenants of Teck and Westshore under this Agreement must be duly performed by Teck or Westshore, as the case may be, in all material respects;

(b)	all representations and warranties of each of Teck and Westshore in the Combination Agreement must be true and correct at the closing time;

(c)	Teck and Westshore must deposit the aggregate cash subscription purchase price payable to satisfy the Cash Option to a trust account maintained by the Registrar and Transfer Agent of Fording to facilitate payment to Securityholders;

(d)	the Unitholder Rights Plan Resolution must be approved at the Meeting by not less than a simply majority of the votes cast by the Shareholders in accordance with any applicable laws;

(e)	the Key Employee Unit Option Plan Resolution must be approved at the Meeting by not less than a simply majority of the votes cast by Disinterested Shareholders in accordance with any applicable regulatory requirements;

(f)	arrangements satisfactory to Fording must be entered into to ensure that all outstanding Options shall have been exchanged, ultimately, for Exchange Options issued under the Exchange Option Plan; and

(g)	Fording’s credit and foreign exchange facilities must be reformulated to the satisfaction of the Board of Directors.

Termination

      Pursuant to the Combination Agreement, if any of the condition precedents are not satisfied or waived at the closing time, the party whose obligation to perform is contingent upon such condition precedent being satisfied may terminate the Combination Agreement.

      The Combination Agreement may be terminated prior to the Effective Time by:

(a)	the mutual agreement of Fording, Teck and Westshore;

(b)	any of Fording, Teck or Westshore if any Law is passed that makes consummation of the Enhanced Arrangement illegal or otherwise prohibited;

(c)	Teck or Westshore, if the Board of Directors fails to recommend or withdraws, modifies or changes its approval or recommendation of the Amended Arrangement Resolution, or the Board of Directors approves or recommends any Acquisition Proposal other than the Enhanced Arrangement;

(d)	Fording, provided that Fording is not then in material breach or default of any of its obligations under the Combination Agreement, upon any determination by the Board of Directors at the conclusion of the Right of First Refusal process that an Acquisition Proposal constitutes a Superior Proposal, and that Teck’s and Westshore’s right of first refusal has expired unexercised by them; or

(e)	any of Fording, Teck or Westshore, if the approval of the Enhanced Arrangement by the Securityholders is not obtained at the Meeting, or if a court makes a final determination not to grant the Final Order in a form consistent with the Combination Agreement.

      If the Effective Date has not occurred on or prior to February 28, 2003, then, unless otherwise agreed in writing by the parties, the Combination Agreement will terminate.

Break Fee

      The Combination Agreement provides that the Break Fee is payable by Fording to Teck and Westshore if either Teck or Westshore terminate the Combination Agreement because: (i) the Board of Directors has failed to recommend or has withdrawn, modified or changed its approval or recommendation of the Amended Arrangement Resolution, or the Board of Directors approves or recommends any Acquisition Proposal other than the Enhanced Arrangement; or (ii) the Combination Agreement is terminated by Fording upon a determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal and Teck’s and Westshore’s Right of First

Refusal has expired unexercised in circumstances where Teck and Westshore are not in material breach of their obligations under the Combination Agreement.

      The Break Fee is also payable by Fording if either Fording, Teck or Westshore terminate the Combination Agreement because Securityholders have not approved the Enhanced Arrangement in the manner set forth in the Interim Order or the Court, as a matter of final determination that is not subject to appeal, declines to grant the Final Order in a form consistent with the Combination Agreement, and the Board of Directors, within six months following the date of the Meeting, approves or recommends an Acquisition Proposal that was publicly made, publicly announced or otherwise publicly disclosed by any person other than Teck prior to the Meeting but subsequent to the date of the Combination Agreement or such an Acquisition Proposal is actually consummated within six months following the date of the Combination Agreement.

Westshore Terminal Agreement

      It is a condition of the Combination Agreement that FCL enter into an agreement with Westshore Terminals Ltd. (“Westshore Terminals”) for the provision of ship-loading and port services. FCL and Westshore Terminals have reached agreement as to the material terms regarding such arrangements, although a definitive agreement has not yet been executed.

      Under the new agreement, New Fording, as successor by amalgamation to FCL, will continue to ship its export coal products from its Mountain Operations through Westshore Terminals coal terminal at Roberts Bank, British Columbia. The prior agreements to load production from the Fording River mine expired at the end of March 2002, and at that time interim pricing arrangements were put in place. The current agreements for the Greenhills mine and the Coal Mountain mine expire on December 31, 2002 and December 31, 2004, respectively. The new agreement will replace and supersede these prior agreements and will have a ten year term, with the potential for certain rate adjustments after five years. The new agreement provides a competitiveness for New Fording, and is consistent with the arms length negotiations between Fording and Westshore Terminals that have been ongoing since earlier in 2002.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Osler, Hoskin & Harcourt LLP, legal counsel for both the Corporation and the Fund, the following is, as of the date of this Supplement, a summary of the principal Canadian federal income tax considerations generally applicable under the Canadian Tax Act to the disposition of Common Shares pursuant to the Enhanced Arrangement and the acquisition, holding and disposition of Units by a Shareholder who acquires Units pursuant to the Enhanced Arrangement.

      This summary is applicable to a Shareholder who, for purposes of the Canadian Tax Act at all relevant times, (i) deals at arm’s length and is not affiliated with the Corporation, Subco or the Fund, and (ii) holds Common Shares as capital property and, if the Shareholder acquires Units pursuant to the Enhanced Arrangement, will hold the Units as capital property. Common Shares and Units generally will constitute capital property to a holder unless the Common Shares or Units are held in the course of carrying on a business or have been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident Shareholders whose Common Shares or Units might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have the Common Shares and Units, and any other “Canadian security” (as defined in the Canadian Tax Act) owned in the taxation year in which the election is made and all subsequent taxation years, deemed to be capital property.

      This summary is not applicable to a Shareholder that is a “financial institution” (as defined in the Canadian Tax Act for purposes of the mark-to-market rules) or a “specified financial institution”, nor is it applicable to a Shareholder an interest in which is a “tax shelter investment” (all as defined in the Canadian Tax Act).

      This summary is based on the current provisions of the Canadian Tax Act, counsel’s understanding of the current administrative and assessing practices of the CCRA and all specific proposals to amend the Canadian Tax Act publicly announced by the Minister of Finance (Canada) prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

      This summary is not exhaustive of all possible Canadian federal tax considerations applicable under the Enhanced Arrangement to a Shareholder. This summary is of a general nature only and is not intended to be legal or tax advice to any Shareholder. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences of the Enhanced Arrangement and of the holding and any subsequent disposition of Units, based on their particular circumstances.

Tax Considerations of the Enhanced Arrangement

Shareholders Resident in Canada

Exchange of Common Shares for New Voting Shares and New Non-Voting Shares

      Under the Enhanced Arrangement, each Participating Shareholder will exchange each Common Share owned by the Participating Shareholder for one New Voting Share and one New Non-Voting Share. Each Common Share will be deemed to have been disposed of by the Participating Shareholder for proceeds of disposition equal to the Participating Shareholder’s adjusted cost base of that Common Share immediately before the exchange. No gain or loss will be realized by the Participating Shareholder as a result of this receipt of New Voting Shares and New Non-Voting Shares.

Exchange of New Voting Shares and New Non-Voting Shares by Participating Shareholders

      Under the Enhanced Arrangement, each Participating Shareholder will dispose of the New Voting Shares and New Non-Voting Shares owned by the Participating Shareholder and will receive Fund Notes or Units of the Fund or a combination of Fund Notes and Units of the Fund. The consideration received by the Participating Shareholder will depend on whether the Participating Shareholder has elected, or is deemed to have elected pursuant to the Enhanced Arrangement, the Cash Option, the Unit Option or a combination thereof. The Enhanced Arrangement transactions that will effect this result will depend on whether or not the Participating Shareholder is a Long Term Holder. See “The Enhanced Arrangement — Procedures for the Enhanced Arrangement Becoming Effective — Step of Enhanced Arrangement”.

      Each Participating Shareholder will realize a capital gain (or a capital loss) equal to the amount by which the principal amount of the Fund Notes, if any, received by the Participating Shareholder plus the fair market value, at the time of the exchange, of the Units, if any, received by the Participating Shareholder (net of any reasonable costs of disposition) exceed (or are less than) the adjusted cost base of the Participating Shareholder’s Common Shares immediately prior to the exchange for New Voting Shares and New Non-Voting Shares. See “Taxation of Capital Gains and Losses” below. When Fund Notes are repaid in cash to the Participating Shareholder, no additional gain or loss will be realized by the Participating Shareholder.

      The cost of each Unit received by a Participating Shareholder will equal its fair market value at the time of the exchange.

Small Non-Board Lot Holders

      Under the Enhanced Arrangement, each Small Non-Board Lot Holder will receive, in exchange for each Common Share held, an amount in cash equal to the Common Share Trading Price. A Small Non-Board Lot Holder will be deemed to have received a dividend equal to the amount by which this payment exceeds the paid-up capital of his or her Common Shares. For this purpose, the Corporation estimates the paid-up capital of each Common Share to be approximately $20.00 per share. Any dividend will be included in computing the Small Non-Board Lot Holder’s income for purposes of the Canadian Tax Act and will be subject, among other things, to the gross-up and dividend tax credit provisions for individuals, the refundable tax under Part IV of the Canadian Tax Act applicable to “private corporations” and “subject corporations” (as defined under the Canadian Tax Act), and the deduction in computing taxable income in respect of dividends received by taxable Canadian corporations. Dividends received or deemed to be received on such shares by an individual or certain trusts may give rise to alternative minimum tax. Subsection 55(2) of the Canadian Tax Act provides that where certain corporate holders of shares receive a dividend or deemed dividend in specified circumstances, all or part of the dividend may be treated as a capital gain from the disposition of capital property. See “Taxation of Capital Gains and Capital Losses” below.

      A Small Non-Board Lot Holder will also be considered to have disposed of his or her Common Shares and will realize a capital gain (or a capital loss) to the extent that the cash received, less any deemed dividend and net of any reasonable costs of disposition, exceeds (or is less than) the Small Non-Board Lot Holder’s adjusted cost base of his or her Common Shares. See “Taxation of Capital Gains and Capital Losses” below.

Dissenting Shareholders

      Shareholders who dissent to the Enhanced Arrangement are urged to consult their own tax advisors as the law in this area is unclear. Under counsel’s understanding of the current administrative practices of the CCRA, Dissenting Shareholders who receive payment from New Fording for their Common Shares will realize a capital gain (or a capital loss) equal to the amount by which the cash received or the fair market value of the Units received, as payment for their Common Shares (net of any reasonable costs of disposition) exceeds (or is less than) the adjusted cost base of the Common Shares to the Dissenting Shareholder. See “Taxation of Capital Gains and Capital Losses” below. The cost of any Units received by a Dissenting Shareholder will be equal to the fair market value thereof.

      Any interest awarded by a court to a Dissenting Shareholder will be included in the Dissenting Shareholder’s income for Canadian income tax purposes.

Taxation of Capital Gains and Capital Losses

      One-half of any capital gain (“taxable capital gain”) realized by a Shareholder will generally be included in the Shareholder’s income as a taxable capital gain in the year of disposition. One-half of any capital loss (“allowable capital loss”) generally may be deducted from taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition may generally be carried back up to three years or forward indefinitely and deducted against taxable capital gains realized in such other years to the extent and under the circumstances specified in the Canadian Tax Act.

      Where a Shareholder is a corporation, the amount of any capital loss may be reduced by the amount of dividends received or deemed to be received by the Shareholder on the Common Shares disposed of or certain other shares to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns shares. Holders to whom these rules may be relevant should consult their own tax advisors.

      Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A Shareholder that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

Shareholders Not Resident in Canada

      The following summary is generally applicable to Shareholders who, for purposes of the Canadian Tax Act, are not, and are not deemed to be, resident in Canada and whose Common Shares are not “taxable Canadian property” (as defined in the Canadian Tax Act). Generally, Common Shares will not be taxable Canadian property provided that (i) the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada, (ii) the holder has not, either alone or in combination with persons with whom the holder does not deal at arm’s length, owned (or had an interest in or an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of the Corporation at any time during the 60-month period immediately preceding the Effective Date, (iii) the holder is not carrying on an insurance business in Canada or elsewhere, and (iv) the shares are not otherwise deemed to be taxable Canadian property.

The Enhanced Arrangement

      The Corporation intends to have the New Voting Shares, the New Non-Voting Shares and the Subco Preferred Shares listed on a prescribed stock exchange on the Effective Date for the purposes of the Enhanced Arrangement. Generally, assuming the New Voting Shares, the New Non-Voting Shares and the Subco Preferred Shares are so listed, a Participating Shareholder who is a Non Resident will not be subject to income tax under the Canadian Tax Act as a result of the Enhanced Arrangement.

Small Non-Board Lot Holders

      Under the Enhanced Arrangement, a Small Non-Board Lot Holder who is a Non-Resident will receive, in exchange for each Common Share held, an amount in cash equal to the Common Share Trading Price. A Small Non-Board Lot Holder will be deemed to have received a dividend equal to the amount by which this payment exceeds the paid-up capital of his or her Common Shares. For this purpose, the Corporation estimates the paid-up capital of each Common Share to be approximately $20.00 per share.

      A Small Non-Board Lot Holder who is a Non-Resident will be subject to withholding tax on the amount of the deemed dividend at a rate of 25%, subject to reduction under the provisions of any applicable tax treaty or convention. Under the Canada-United States Tax Convention, (1980) the withholding tax rate generally applicable to residents of the U.S. for dividends is 15%.

Dissenting Shareholders

      Shareholders who are Non-Residents and who are considering the exercise of their rights of dissent are urged to consult their own tax advisors as the law in this area is unclear. Under counsel’s understanding of the current administrative practices of the CCRA, Dissenting Shareholders who are Non-Residents and who receive payment from New Fording for their Common Shares will not be subject to income tax under the Canadian Tax Act as a result of the Enhanced Arrangement.

      Interest awarded by a court to a Dissenting Shareholder who is a Non-Resident will be subject to withholding tax at a rate of 25%, subject to reduction under the provisions of any applicable tax treaty or convention. Under the Canada-United States Tax Convention, (1980) the withholding rate generally applicable to residents of the U.S. for interest is 10%.

Tax Considerations of Holding Units

      The disclosure relating to the tax considerations of holding Units remains unamended from that set out in the Information Circular.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Sidley Austin Brown & Wood, U.S. counsel for the Corporation and the Fund, the following is, as of the date of this Supplement, a summary of the principal U.S. federal income tax considerations generally applicable to the disposition of Common Shares pursuant to the Enhanced Arrangement and the acquisition, holding and disposition of Units by a Unitholder that is a U.S. Holder. As used herein, a “U.S. Holder” means (a) a citizen or resident of the U.S.; (b) a corporation or other entity taxable as a corporation organized under the laws of the U.S. or any political subdivision thereof (including the states of the U.S. and the District of Columbia); (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; (d) a trust if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (e) any other person that is subject to U.S. federal income tax on his, her or its worldwide income.

      This discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, Shareholders holding Common Shares as part of a hedging or conversion transaction or as part of a “straddle”, U.S. expatriates, persons subject to the alternative minimum tax, U.S. Holders whose functional currency is not the U.S. dollar, and U.S. Holders that own or have owned, actually or constructively, 10% or more of the Common Shares or that will own, actually or constructively, 5% or more of the total voting power or the total value of Units after the completion of the Arrangement. This discussion assumes that the Shareholder holds Common Shares and will hold Units as a capital asset and may not be applicable to holders who acquired Common Shares pursuant to the exercise of options or warrants or otherwise as compensation for services. Furthermore, this summary does not discuss state, local, or foreign tax considerations. This summary also assumes that neither the Corporation nor the Fund is or will be a “controlled foreign corporation” or “foreign personal holding company” for U.S. federal income tax purposes.

      This discussion is based on the Code, applicable U.S. Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this Supplement, as well as certain factual representations made by the Corporation. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any such factual representation to be true, correct and complete in all material respects, may adversely affect the accuracy of the statements and conclusions described herein. No ruling has been sought from the United States Internal Revenue Service as to the U.S. federal income tax consequences of the Enhanced Arrangement, and the discussion set forth herein is not binding upon the Internal Revenue Service or any court.

      Due to the necessarily general nature of this summary, U.S. Holders should consult their own tax advisors regarding the U.S. federal, state and local tax consequences of the Enhanced Arrangement and of the holding and any subsequent disposition of Units, based on their particular circumstances.

The Enhanced Arrangement

     Participating Shareholders Other Than Long Term Holders

      In the Enhanced Arrangement, Participating Shareholders (other than Long Term Holders) will exchange Common Shares for New Voting Shares and New Non-Voting Shares, then exchange New Voting Shares for Subco Nominal Notes, and finally (i) exchange New Non-Voting Shares and Subco Nominal Notes for Units, to the extent that the Participating Shareholder is not to receive cash in the Enhanced Arrangement, and/or (ii) exchange New Non-Voting Shares and Subco Nominal Notes for Fund Notes, to the extent that the Participating Shareholder is to receive cash in the Enhanced Arrangement. As part of the Enhanced Arrangement, the Fund will pay off the Fund Notes in cash. For U.S. federal income tax purposes, these transactions in the aggregate should be considered to be an exchange of Common Shares for Units and/or cash, which exchange is governed by sections 304 and 351 of the Code.

      Assuming that these transactions are so treated, a U.S. Holder that is a Participating Shareholder (other than a Long Term Holder) will recognize no gain or loss upon the receipt of Units in exchange for Common Shares. The aggregate tax basis of the Units that such U.S. Holder receives will be the same as the aggregate tax basis of the Common Shares exchanged therefor, and the holding period for such Units will include the holding period of such Common Shares.

      Depending on the circumstances, the U.S. Holder’s receipt of cash may be treated in whole or in part as dividend income, capital gain or tax-free return of basis. Generally, if the Enhanced Arrangement results in a meaningful reduction of a U.S. Holder’s direct or indirect proportionate interest in the Corporation, the U.S. Holder will recognize capital gain (or loss) to the extent that the amount of cash received exceeds (or is less than) the U.S. Holder’s tax basis in the Common Shares in exchange for which the cash is received. U.S. Holders that elect to receive entirely cash in the Enhanced Arrangement should receive such capital-gain treatment, regardless of pro-rations that may cause them to receive Units in addition to cash.

      A U.S. Holder that does not elect to receive all cash in the Enhanced Arrangement may not have a meaningful reduction in his proportionate interest. In this connection, the United States Internal Revenue Service concluded in a published revenue ruling that a redemption of 3.3% of the shares held by the owner of a small number of shares of a publicly traded corporation who exercised no control over corporate affairs created a meaningful reduction in such shareholder’s proportionate interest in the corporation. If a U.S. Holder’s proportionate interest in the Corporation is not meaningfully reduced in the Enhanced Arrangement, any cash received will be treated as a dividend to the extent made out of the Corporation’s current and accumulated earnings and profits, as computed for U.S. federal income tax purposes. The cash received in excess of this amount will first be applied to reduce the U.S. Holder’s tax basis in Units (which, prior to such reduction, will equal the U.S. Holder’s prior tax basis in Common Shares) and thereafter will be capital gain.

      Because the U.S. federal income tax treatment of a U.S. Holder may be influenced not only by the making of the Cash Option, but also by the amount of cash elected, as well as the amount of cash elected by all other Participating Shareholders and any resulting pro-rations, U.S. Holders contemplating the Cash Option are particularly urged to consult their own tax advisors.

     Long Term Holders

      In the Enhanced Arrangement, Long Term Holders will exchange Common Shares for New Voting Shares and New Non-Voting Shares, then exchange New Voting Shares for Subco Nominal Notes, then exchange New Non-Voting Shares for Subordinated Notes and Subco Preferred Shares, and finally (i) exchange Subco Nominal Notes, Subordinated Notes and Subco Preferred Shares for Units, to the extent that the Long Term Holder is not to receive cash in the Enhanced Arrangement, and/or (ii) exchange Subco Nominal Notes, Subordinated Notes and Subco Preferred Shares for Fund Notes, to the extent that the Long Term Holder is to receive cash in the Enhanced Arrangement. As part of the Enhanced Arrangement, the Fund will pay off the Fund Notes in cash.

      The U.S. federal income tax consequences of the Enhanced Arrangement to a U.S. Holder that is a Long Term Holder are not entirely clear. Based on applicable authorities, it is likely that such U.S. Holder would be deemed to have exchanged Common Shares for Units and/or cash in a fully taxable transaction. If the U.S. Holder’s proportionate interest in the Corporation is meaningfully reduced as a result of the Enhanced Arrangement, the U.S. Holder should recognize capital gain (or loss) to the extent that the sum of the cash and the fair market value of the Units, if any, received exceeds (or is less than) the U.S. Holder’s tax basis in the Common Shares. Such a U.S. Holder should take a tax basis in the Units, if any, received in the Enhanced Arrangement equal to their fair market value, and the holding period for such Units should commence on the Effective Date. U.S. Holders that elect to receive entirely cash in the Enhanced Arrangement can expect to receive this treatment.

      If the U.S. Holder’s proportionate interest in the Corporation is not meaningfully reduced as a result of the Enhanced Arrangement, the U.S. Holder should recognize capital gain (or loss) to the extent that the fair market value of the Units received exceeds (or is less than) the U.S. Holder’s tax basis in the Common Shares. Such a U.S. Holder should take a tax basis in the Units, if any, received in the Enhanced Arrangement equal to their fair market value, and the holding period for such Units should commence on the Effective Date. The U.S. Holder should recognize dividend income equal to the cash, if any, received in the Enhanced Arrangement, to the extent that it is paid out of the current or accumulated earnings and profits of the Corporation, as computed for U.S. federal income tax purposes. Cash in excess of this amount should first reduce the U.S. Holder’s tax basis in the Units and thereafter result in capital gain.

      Due to the uncertain outcome of this issue, in addition to the tax complexities of the Cash Option, U.S. Holders that are Long Term Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Enhanced Arrangement to them.

     Reporting Requirements

      U.S. Holders that are Participating Shareholders, other than those receiving entirely cash in the Enhanced Arrangement, will be required to attach a statement to their tax returns for the taxable year in which the Enhanced Arrangement is completed that contains a statement of the pertinent facts. U.S. Holders of record of Common Shares as of the Effective Date will receive a statement conveying the information necessary to comply with this requirement.

     Dissenting Shareholders and Small Non-Board Lot Holders

      A U.S. Holder that is a Dissenting Shareholder and receives cash or Units upon valid exercise of Dissent Rights generally will recognize capital gain (or loss) to the extent that the amount of cash received and the fair market value of the Units received exceeds (or is less than) such U.S. Holder’s adjusted tax basis in the Common Shares. Interest, if any, awarded by a court to a Dissenting Shareholder will be taxed as ordinary income. For this purpose, the amount of ordinary income will include Canadian income tax withheld with respect to such interest.

      A U.S. Holder that is a Small Non-Board Lot Holder will recognize capital gain (or loss) to the extent that the sum of (i) the amount of cash received and (ii) Canadian income tax withheld with respect to the deemed dividend described above under “Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada — Small Non-Board Lot Holders” exceeds (or is less than) such U.S. Holder’s adjusted tax basis in the Common Shares.

      Any Canadian income tax withheld from payments made to a U.S. Holder that is a Dissenting Shareholder or a Small Non-Board Lot Holder may, subject to limitations, be claimed as a foreign tax credit against the U.S. Holder’s federal income tax liability or may be claimed as a deduction from the U.S. Holder’s federal adjusted gross income, provided that the U.S. Holder elects to deduct all foreign taxes paid in the same taxable year.

     United States Information Reporting and Backup Withholding

      Distributions on Units are subject to information reporting and may be subject to backup withholding. The payments of cash in the Enhanced Arrangement treated as dividends to Participating Shareholders that are U.S. Holders will be subject to U.S. information reporting and may be subject to backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (which for an individual is the Social Security Number), certifies, under penalties of perjury, that he or she is not subject to backup withholding on an IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

      The current rate of backup withholding is 30% of the amount paid, which is scheduled to be reduced in increments to 28% by 2006. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s federal income tax liability, provided the required information is furnished to the United States Internal Revenue Service.

Ownership and Disposition of Units

      The disclosure relating to the ownership and disposition of Units remains unamended from that set out in the Information Circular.

Foreign Tax Considerations

      Shareholders who are resident in jurisdictions other than Canada and the United States should consult their tax advisors with respect to the tax implications of the Enhanced Arrangement, including any associated filing requirements, in such jurisdictions.

NEW RISK FACTORS

Synergies May Not Be Realized

      Fording and Teck entered into the Combination Agreement to strengthen their respective positions in the coal industry and to create the opportunity for potential cost savings, among other things. Achieving the benefits of the Enhanced Arrangement will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner and will also depend on the Fording Coal Partnership’s ability to realize the anticipated growth opportunities and synergies from combining the Fording Contributed Assets with the Teck Contributed Assets. Furthermore, the integration of the Contributed Assets will be time-consuming, and the management of each of Fording and Teck will have to dedicate substantial effort to it. These efforts could divert managements’ focus and resources from other strategic opportunities and from operational matters during the integration process.

      Prior to the completion of the Enhanced Agreement, Fording and Teck will continue to operate independently, although integration efforts will be proceeding pending Securityholder approval of the Enhanced Arrangement. The integration process may result in the loss of key employees, the disruption of each company’s on-going businesses or inconsistencies in standards, controls, procedures and policies that may adversely affect Fording’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the Enhanced Arrangement.

Dilution Risk

      On the exchange of the Class B Exchangeable Units, which is at the option of Teck, the Fund is obligated to pay an adjustment amount to Teck. See “Fording Coal Partnership — Exchange Agreement”. The Fund must pay such amount through borrowing or by issuance of Units. If the Fund cannot borrow the required amount, it may be required to issue Units and such issuance could be dilutive.

AUDITORS, TRANSFER AGENT AND REGISTRAR

      The auditor of the Corporation is PricewaterhouseCoopers LLP, Chartered Accountants.

      The auditor of Teck is PricewaterhouseCoopers LLP, Chartered Accountants.

      Computershare Trust Company of Canada is the Transfer Agent and Registrar for the Common Shares at its principal offices in Calgary, Alberta, Toronto, Ontario, Montreal, Quebec, Vancouver, British Columbia and New York, New York.

EXPENSES OF THE ARRANGEMENT

      The estimated costs to be incurred by the Corporation relating to the collective Enhanced Arrangement and the Offer including, without limitation, financial advisory, accounting and legal fees, the preparation and printing of this Supplement and other out-of-pocket expenses are expected to aggregate approximately $30 million.

LEGAL MATTERS

      Osler, Hoskin & Harcourt LLP, Canadian legal counsel to the Corporation, Subco, FCL and the Fund, has advised the Corporation, Subco, FCL and the Fund with respect to certain Canadian legal matters disclosed in this Supplement. Sidley Austin Brown & Wood, U.S. legal counsel to the Corporation, Subco, FCL and the Fund, has advised the Corporation, Subco, FCL and the Fund with respect to certain U.S. legal matters disclosed in this Information Circular.

      Lang Michener and Thorsteinssons, Canadian legal counsel to Teck, have advised Teck with respect to certain Canadian legal matters disclosed in this Supplement.

      Lawson Lundell, Canadian legal counsel to Westshore, has advised Westshore with respect to certain Canadian legal matters disclosed in this Supplement.

      As of the date hereof, partners and associates of these firms collectively owned beneficially, directly or indirectly, less than 1% of the Common Shares of Fording.

INFORMATION AGENT

      The Corporation has retained Georgeson Shareholder to act as information agent in connection with the Enhanced Arrangement. Georgeson Shareholder will assist in the solicitation of proxies. The Corporation has agreed to pay Georgeson Shareholder a fee for acting as information agent in connection with the Enhanced Arrangement and for assisting in the solicitation of proxies.

      Any questions or requests for assistance in connection with the Enhanced Arrangement should be made directly to Georgeson Shareholder. Shareholders with questions should contact Georgeson Shareholder at 1-866-254-7864 for service in English or 1-866-258-7293 for service in French.

OTHER BUSINESS

      Management of the Corporation is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of Meeting and this Supplement. However, if any other matter properly comes before the Meeting, the forms of proxy accompanying the Information Circular confer discretionary authority to vote with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting.

APPROVAL OF DIRECTORS

      The contents of this Supplement and the sending of this Supplement to Securityholders have been approved by the Board of Directors of Fording Inc.

December 8, 2002

BY ORDER OF THE BOARD OF DIRECTORS

/s/ “RICHARD F. HASKAYNE”

Richard F. Haskayne O.C., F.C.A.
Chairman of the Board of Directors

      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

December 8, 2002

/s/ “JAMES G. GARDINER”

James G. Gardiner
President, Chief Executive Officer and a Director

/s/ “ALLEN R. HAGERMAN”

Allen R. Hagerman, F.C.A.
Vice-President and Chief Financial Officer

Please direct all inquiries to:

66 Wellington Street West

TD Tower – Suite 5210
Toronto Dominion Centre
Toronto, Ontario M5K 1J3

Toll Free Number:

1-866-254-7864 English
1-866-258-7293 French

email: shareholder@gscorp.com

This Circular can be viewed at

www.gsccanada.com or www.sedar.com